EXECUTION COPY

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 13, 2003 (this “Agreement”), among ACCURIDE CORPORATION, a Delaware corporation (the “U.S. Borrower”), and ACCURIDE CANADA INC., a corporation organized and existing under the law of the Province of Ontario (the “Canadian Borrower”, and, together with the U.S. Borrower, the “Borrowers”), the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders (together with the Term C Lenders (as defined below), the “Initial Lenders”), CITIBANK, N.A., a national banking association (“Citibank”), as the initial issuing bank (the “Initial Issuing Bank”), CITICORP USA, INC., a Delaware corporation (“Citicorp”), as the swing line bank (the “Swing Line Bank”) and as administrative agent (together with any successor appointed pursuant to Article VIII, the “Administrative Agent”) for the Lender Parties (as hereinafter defined), CITIGROUP GLOBAL MARKETS INC., as joint lead arranger and joint book-runner (“CGMI”), and LEHMAN BROTHERS INC., as joint lead arranger and joint book-runner (“Lehman”, and, together with CGMI, the “Lead Arrangers”), LEHMAN COMMERCIAL PAPER INC., as syndication agent (“Syndication Agent”) for the Lender Parties, and DEUTSCHE BANK TRUST COMPANY AMERICAS (“Deutsche”), as documentation agent (“Documentation Agent”) for the Lender Parties.

PRELIMINARY STATEMENTS:

(1)                                  The Borrowers entered into the Second Amended and Restated Credit Agreement, dated as of July 27, 2001 (the “Existing Credit Agreement”), with the banks, financial institutions and other institutional lenders party thereto as Lenders (as defined therein), Citibank as Initial Issuing Bank, Citicorp as Swing Line Bank and as Administrative Agent, CGMI (formerly known as Salomon Smith Barney Inc.) as arranger for the Facilities (as defined therein), Bankers Trust Company as Syndication Agent, and Wells Fargo Bank N.A. as Documentation Agent.

(2)                                  The Borrowers have requested to refinance (the “Refinancing”) a portion of the debt outstanding under the Existing Credit Agreement by repaying in full the aggregate principal amounts outstanding under each of the existing “Term A Facility”, “Term B Facility” and the “Revolving Credit Facility” under the Existing Credit Agreement with proceeds from (i) a new term facility in an aggregate principal amount of $180,000,000 and (ii) a new revolving facility in an aggregate principal amount of $66,000,000 (collectively, the “New Senior Facilities”).  The existing “Term C Facility” under the Existing Credit Agreement will remain outstanding as the Term C Facility (as defined below) hereunder.

(3)                                  The Borrowers have requested that the Lender Parties (as hereinafter defined) party hereto agree to amend and restate the Existing Credit Agreement in connection with the Refinancing.

(4)                                  The Lender Parties (as hereinafter defined) have indicated their willingness to agree to so amend and restate the Existing Credit Agreement on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree that the Existing Credit Agreement is amended and restated in its entirety to read as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accuride Cuyahoga” means Accuride Cuyahoga Falls, Inc., a Delaware corporation.

“Accuride Erie” means Accuride Erie LP, a Delaware limited partnership (formerly known as AKW L.P).

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent with Citibank at its office at 399 Park Avenue, New York, New York 10043, Account No. 3685-2248, Reference:  Accuride.

“Advance” means a New Term B Advance, a Term C Advance, a Canadian Revolving Credit Advance, a U.S. Revolving Credit Advance, a Swing Line Advance or a Letter of Credit Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person (or, in the case of any Lender which is an investment fund, (a) the investment advisor thereof, and (b) any other investment fund having the same investment advisor), or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agreement” has the meaning specified in the recital of parties to this Agreement.

“AKW LLC” means AKW General Partner L.L.C., a Delaware limited liability company.

“Applicable Lending Office” means, with respect to (a) each Canadian Revolving Credit Lender, such Lender Party’s Canadian Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance and (b) each other Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, for Advances outstanding under each of the New Term B Facility, the Term C Facility, the Canadian Revolving Credit Facility and the U.S. Revolving Credit Facility, a percentage per annum determined as described below and, where applicable, by reference to the Performance Level as set forth for each such Facility:

(a)                                  for Eurodollar Rate Advances outstanding under the New Term B Facility, “Applicable Margin” means 6.25% per annum, and for Base Rate Advances outstanding under the New Term B Facility, “Applicable Margin” means 5.25% per annum;

(b)                                 for Advances outstanding under the Term C Facility, a percentage per annum determined by reference to the applicable Performance Level as set forth below:

Performance Level	Base Rate Advances	Eurodollar Rate Advances
A	2.500%	3.500%
B	3.000%	4.000%
C	3.000%	4.000%

(c)                                  for Advances outstanding under the Canadian Revolving Credit Facility and the U.S. Revolving Credit Facility, (i) for the period from the Closing Date until the Trigger Date, 3.00% per annum in the case of Base Rate Advances and 4.00% per annum in the case of Eurodollar Rate Advances and (ii) thereafter, a percentage per annum determined by reference to the applicable Performance Level as set forth below:

Performance Level	Base Rate Advances	Eurodollar Rate Advances
A	2.500%	3.500%
B	3.000%	3.750%
C	3.500%	4.000%

For outstanding Advances under the Canadian Revolving Credit Facility, the U.S. Revolving Credit Facility or the Term C Facility determined by reference to Performance Levels as set forth above, the Applicable Margin for each Base Rate Advance shall be determined by reference to the Performance Level in effect from time to time and the Applicable Margin for each Eurodollar Rate Advance shall be determined by reference to the Performance Level in effect on the first day of each Interest Period for such Advance.  Changes in the Applicable Margin resulting from changes in the Performance Level shall become effective (for purposes of this definition only, the date of such effectiveness being the “Effective Date”) as of the first day following the last day of the most recent Fiscal Quarter or Fiscal Year for which (A) financial statements are delivered to the Administrative Agent pursuant to Section 5.03(b)(ii) or (c) and (B) a certificate of the chief financial officer of the U.S. Borrower is delivered by the U.S. Borrower to the Administrative Agent setting forth, with respect to such financial statements, the then-applicable Performance Level and the basis of the calculations therefor, and shall remain in effect until the next change to be effected pursuant to this definition; provided that (i) if either Borrower shall have made any payments in respect of interest during the period (for purposes of this definition only, the “Interim Period”) from and including the Effective Date to the day on which any change in Performance Level is determined as provided above, then the amount of the next such payment of interest due by such Borrower on or after such day shall be increased or decreased by an amount equal to any underpayment or overpayment so made by such Borrower during such Interim Period and (ii) each determination of the Performance Level pursuant to this definition shall be made with respect to the Measurement Period ending at the end of the fiscal period covered by the relevant financial statements.

“Applicable Percentage” means (a) for the period from the Closing Date until the Trigger Date, a rate per annum equal to 0.50% and (b) thereafter, a rate per annum determined by reference to the applicable Performance Level as set forth below.

Performance Level	Commitment Fee
A	0.375%
B	0.500%
C	0.500%

The Applicable Percentage determined pursuant to clause (b) above shall be determined by reference to the Performance Level in effect from time to time.  Changes in the Applicable Percentage resulting from changes in the Performance Level shall become effective (for purposes of this definition only, the date of such effectiveness being the “Effective Date”) as of the first day following the last day of the most recent Fiscal Quarter or Fiscal Year for which (A) financial statements are delivered to the Administrative Agent pursuant to Section 5.03(b)(ii) or (c) and (B) a certificate of the chief financial officer of the U.S. Borrower is delivered by the U.S. Borrower to the Administrative Agent setting forth, with respect to such financial statements, the then-applicable Performance Level and the basis of the calculations therefor, and shall remain in effect until the next change to be effected pursuant to this definition; provided that (i) if the U.S. Borrower shall have made any payments in respect of commitment fees during the period (for purposes of this definition only, the “Interim Period”) from the Effective Date to the day on which any change in Performance Level is determined as provided above, then the amount of the next such payment in respect of commitment fees due by such Borrower on or after such day shall be increased or decreased by an amount equal to any underpayment or overpayment so made by such Borrower during such Interim Period and (ii) each determination of the Performance Level pursuant to this definition shall be made with respect to the Measurement Period ending at the end of the fiscal period covered by the relevant financial statements.

“Applicable Rate” has the meaning specified in Section 2.11(d).

“Appropriate Borrower” means (a) with respect to the Canadian Revolving Credit Facility, the Canadian Borrower and (b) with respect to the New Term B Facility, the Term C Facility, the U.S. Revolving Credit Facility, the Swing Line Facility or the Letter of Credit Facility, the U.S. Borrower.

“Appropriate Lender” means, at any time, with respect to (a) any of the New Term B Facility, the Term C Facility, the Canadian Revolving Credit Facility or the U.S. Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility at such time, (b) the Letter of Credit Facility, (i) the Issuing Bank and (ii) the other U.S. Revolving Credit Lenders and (c) the Swing Line Facility, (i) the Swing Line Bank and (ii) if the other U.S. Revolving Credit Lenders have made Swing Line Advances pursuant to Section 2.02(b) that are outstanding at such time, each such other U.S. Revolving Credit Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee, and accepted by the Administrative Agent and the Appropriate Borrower, in accordance with Section 9.07 and in substantially the form of Exhibit C hereto.

“Available LC Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bank Hedge Agreement” means any interest rate Hedge Agreement permitted under Article V that is entered into by and between the U.S. Borrower and any Hedge Bank.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a)           (i) with respect to New Term B Advances, the Term C Advances and U.S. Revolving Credit Advances, the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate and (ii) with respect to Canadian Revolving Credit Advances, the variable rate of interest per annum specified from time to time by Citibank as the reference rate of interest established or quoted from time to time by Citibank Canada and then in effect for determining interest rates on United States dollar denominated commercial loans made by Citibank Canada in Canada;

(b)           the sum (adjusted to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%) of (i) ½ of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month U.S. dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States; and

(c)                                  ½ of one percent per annum above the Federal Funds Rate.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Borrower’s Account” means (a) with respect to the Canadian Borrower, the account of the Canadian Borrower maintained by the Canadian Borrower with Citibank Canada at its office at 123 Front Street West, 10th Floor, Toronto, Ontario, Canada, M5J2M3, Account No. 2/012752/019, Re: Accuride Canada Inc. and (b) with respect to the U.S. Borrower, the account of the U.S. Borrower maintained by the U.S. Borrower with Citibank at its office at 399 Park Avenue, New York, New York 10043, Account No. 4075-2127, Re: Accuride Corporation.

“Borrowers” has the meaning specified in the recital of parties to this Agreement.

“Borrowing” means a New Term B Borrowing, a Term C Borrowing, a Canadian Revolving Credit Borrowing, a U.S. Revolving Credit Borrowing or a Swing Line Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and with respect to notices and determinations in connection with, and payments of principal and interest on, the Canadian Revolving Credit Advances, on which banks are not required or authorized to close in Toronto, Ontario, Canada, and if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Canadian Borrower” has the meaning specified in the recital of parties to this Agreement.

“Canadian Lending Office” means, with respect to any Canadian Revolving Credit Lender, the office of a Subsidiary or Affiliate of such Lender Party specified as its “Canadian Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Canadian Borrower and the Administrative Agent.

“Canadian Reduction Amount” has the meaning specified in Section 2.06(b)(v).

“Canadian Revolving Credit Advance” has the meaning specified in Section 2.01(g).

“Canadian Revolving Credit Borrowing” means a borrowing consisting of simultaneous Canadian Revolving Credit Advances of the same Type made by the Canadian Revolving Credit Lenders.

“Canadian Revolving Credit Commitment” means, with respect to any Canadian Revolving Credit Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Canadian Revolving Credit Commitment” or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Canadian Revolving Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Canadian Revolving Credit Facility” means, at any time, the aggregate amount of the Canadian Revolving Credit Lenders’ Canadian Revolving Credit Commitments at such time which amount shall not exceed $30,000,000.

“Canadian Revolving Credit Lender” means any Lender that has a Canadian Revolving Credit Commitment.

“Canadian Revolving Credit Note” means a promissory note of the Canadian Borrower payable to the order of any Canadian Revolving Credit Lender, in substantially the form of Exhibit A-5 hereto, evidencing the aggregate indebtedness of the Canadian Borrower to such Lender resulting from the Canadian Revolving Credit Advances made by such Lender.

“Canadian Security Agreement” means the Security Agreement, dated as of July 27, 2001, between the Canadian Borrower and the Administrative Agent for the benefit of the Secured Parties.

“Capital Expenditures” means, for any Person for any period, the sum, without duplication, of all expenditures made, directly or indirectly (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases, but excluding any amount representing capitalized interest), by such Person or any of its Restricted Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person; provided that Capital Expenditures shall not include (without duplication) (a) any expenditures made in connection with the replacement, substitution, repair or restoration of any assets to the extent financed (i) with insurance proceeds received by the U.S. Borrower or any of its Restricted Subsidiaries on account of the loss of, or any damage to, the assets being replaced, substituted for, repaired or restored or (ii) with the proceeds of any compensation awarded to the U.S. Borrower or any of its Restricted Subsidiaries as a result of the taking, by eminent domain or condemnation, of the assets being replaced or substituted for, (b)

any expenditures for the purchase price of any equipment that is purchased simultaneously with the trade-in of any existing equipment by the U.S. Borrower or any of its Restricted Subsidiaries to the extent that the gross amount of such purchase price is reduced by any credit granted by the seller of such equipment for the equipment being traded in, (c) any expenditures for the purchase price of any property, plant or equipment purchased within one year of the consummation of any sale, lease, transfer or other disposition of any asset of the U.S. Borrower or any of its Restricted Subsidiaries in accordance with the provisions of Section 5.02(d) to the extent purchased with Net Cash Proceeds of such sale, lease, transfer or other disposition, or (d) any acquisition by the U.S. Borrower or any of its Restricted Subsidiaries (by purchase or otherwise) of all or substantially all of the business, property or fixed assets of, or the stock or other evidence of beneficial ownership of, any Restricted Subsidiary or any division, business unit or line of business of any Restricted Subsidiary in accordance with Section 5.02(e).

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateral Account” has the meaning specified in the Pledge Agreement.

“Cash Equivalents” means (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (ii) issued by any agency of the United States of America the obligations of which are backed by the full faith and credit of the United States, in each case maturing within 24 months after the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within 24 months after the date of acquisition thereof and having, at the time of the acquisition thereof, an investment grade rating generally obtainable from either Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); (c) commercial paper maturing no more than 12 months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of a least A-2 from S&P or at least P-2 from Moody’s; (d) domestic and eurodollar certificates of deposit or bankers’ acceptances maturing within 24 months after the date of acquisition thereof and issued or accepted by any Lender or by any other commercial bank that has combined capital and surplus of not less than $250,000,000; (e) repurchase agreements with a term of not more than 30 days for underlying securities of the types described in clauses (a), (b) and (d) above entered into with any commercial bank meeting the requirements specified in clause (d) above or with any securities dealer of recognized national standing, (f) shares of investment companies that are registered under the Investment Company Act of 1940 and that invest solely in one or more of the types of investments referred to in clauses (a) through (e) above, and (g) in the case of any Restricted Subsidiary which is not a U.S. Person, high quality, short-term liquid Investments made by such Restricted Subsidiary in the ordinary course of managing its surplus cash position in a manner consistent with past practices.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CGMI” has the meaning specified in the recital of parties to this Agreement.

“Change of Control” means, and shall be deemed to have occurred, if:  (a) (i) the Investor Group shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 35% of the outstanding Voting Stock of U.S. Borrower (other than as the result of one or more widely distributed offerings of common stock of the U.S. Borrower, in each case whether by the U.S. Borrower or by the Investor Group) and/or (ii) any person, entity or “group” (within the meaning of Section 13(d) or 14 (d) of the Exchange Act) shall at any time have acquired direct or indirect beneficial ownership of a percentage of the outstanding Voting Stock of U.S. Borrower that exceeds the percentage of such Voting Stock then beneficially owned, in the aggregate, by the Investor Group, unless, in the case of either clause (i) or (ii) above, the Investor Group shall, at the relevant time, have the collective right or ability, either by contract or pursuant to a written proxy or other written evidence of voting power, to elect or designate for election a majority of the Board of Directors of the U.S. Borrower; and/or (b) at any time Continuing Directors shall not constitute a majority of the Board of Directors of the U.S. Borrower.  For purposes of this definition, “Continuing Director” means, as of any date of determination, an individual (i) who is a member of the Board of Directors of the U.S. Borrower on the Closing Date, (ii) who, as of such date of determination, has been a member of such Board of Directors for at least the 12 preceding months (or, if such date of determination occurs during the period comprising the first 12 months after the Closing Date, since the Closing Date), or (iii) who has been nominated to be a member of such Board of Directors, directly or indirectly, by KKR or its Affiliates, or Persons nominated by KKR or its Affiliates, or who has been nominated to be a member of such Board of Directors by a majority of the other Continuing Directors then in office.

“Citibank” has the meaning specified in the recital of parties to this Agreement.

“Citicorp” has the meaning specified in the recital of parties to this Agreement.

“Closing Date” has the meaning specified in Section 3.01.

“Collateral” means all “Collateral” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means the Pledge Agreement, the U.S. Security Agreement, the Canadian Security Agreement, the Confirmation and Amendment, the Mexican Pledge Agreement, the Mexico Stock Pledge Agreement Supplement, the Mortgages, and any other agreement that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a New Term B Commitment, a Term C Commitment, a Canadian Revolving Credit Commitment, a U.S. Revolving Credit Commitment or a Letter of Credit Commitment.

“Communications” has the meaning specified in Section 9.02(b).

“Confidential Information” has the meaning specified in Section 9.11.

“Confirmation and Amendment” has the meaning specified in Section 3.01(k)(ix).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09 or 2.10.

“Cumulative Available Consolidated Net Income” means, as of any date of determination, Consolidated Net Income of the U.S. Borrower and its Restricted Subsidiaries less cash dividends paid with respect to preferred stock for the period (taken as one accounting period) commencing on the Closing Date and ending on the last day of the most recent Fiscal Quarter for which financial statements have been delivered to the Lender Parties pursuant to Section 5.03(b)(ii) or (c).

“Current Assets” of any Person means all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP, but excluding the current portion of any deferred income taxes.

“Current Liabilities” of any Person means (a) all Debt of such Person that by its terms is payable on demand or matures within one year after the date of determination (excluding any Debt renewable or extendible, at the option of such Person, to a date more than one year from such date or arising under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date) and (b) all other items (including taxes accrued as estimated) that in accordance with GAAP would be classified as current liabilities of such Person, but excluding the current portion of any deferred income taxes.

“Date-down Endorsements” has the meaning specified in Section 5.01(o).

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of such Person’s business) that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), it being understood that if such Person has not assumed or otherwise become liable for such Obligations, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of the related Obligations or the fair market value of all property of such Person securing such Obligations, (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities issued for the account of such Person, (g) all Obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss; provided that any such guaranteed Obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business, and (i) all Debt referred to in clauses (a) through (h) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; provided that the amount of Debt of such Person under clauses (h) and (i) above shall (subject to any obligation set forth therein) be deemed to be the principal amount of the Debt guaranteed or secured thereby and, with respect to any Lien on property of such Person as described in clause (i) above, if such Person has not assumed or otherwise become liable for any such Debt, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such Debt or the fair market value of all property of such Person securing such Debt.

“Declined Term C Amount” has the meaning specified in Section 2.06(c).

“Declining Term C Lender” has the meaning specified in Section 2.06(c).

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulted Advance” means, with respect to any Lender Party at any time, the portion of any Advance required to be made by such Lender Party to either Borrower pursuant to Section 2.01 or 2.02 at or prior to such time which has not been made by such Lender Party or by the Administrative Agent for the account of such Lender Party pursuant to Section 2.02(e) as of such time.  In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.15(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Advance so deemed made in part.

“Defaulted Amount” means, with respect to any Lender Party at any time, any amount required to be paid by such Lender Party to the Administrative Agent or any other Lender Party hereunder or under any other Loan Document at or prior to such time which has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender Party to (a) the Swing Line Bank pursuant to Section 2.02(b) to purchase a portion of a Swing Line Advance made by the Swing Line Bank, (b) the Issuing Bank pursuant to Section 2.03(c) to purchase a portion of a Letter of Credit Advance made by the Issuing Bank, (c) the Administrative Agent pursuant to Section 2.02(e) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender Party, (d) any other Lender Party pursuant to Section 2.13 to purchase any participation in Advances owing to such other Lender Party and (e) the Administrative Agent or the Issuing Bank pursuant to Section 8.05 to reimburse the Administrative Agent or the Issuing Bank for such Lender Party’s ratable share of any amount required to be paid by the Lender Parties to the Administrative Agent or the Issuing Bank as provided therein.  In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.15(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

“Defaulting Lender” means, at any time, any Lender Party that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take any action or be the subject of any action or proceeding of a type described in Section 7.01(f).

“Deutsche” has the meaning specified in the recital of parties to this Agreement.

“Documentation Agent” has the meaning specified in the recital of parties to this Agreement.

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the U.S. Borrower and the Administrative Agent.

“Domestic Subsidiary” means any Subsidiary of the U.S. Borrower which is not a Foreign Subsidiary.

“EBITDA” means, for any period, the sum, determined on a Consolidated basis, of the amounts for such period of (a) Net Income plus (b) to the extent included in computing Net Income, the sum (without duplication) of (i) Interest Expense, (ii) taxes computed on the basis of income, (iii) depreciation expense, (iv) amortization expense (including amortization of deferred financing fees), (v) any expenses or charges incurred in connection with any issuance of debt or equity securities (including upfront fees payable in respect of bank facilities), (vi) any fees and expenses related to Investments permitted pursuant to Section 5.02(e) of this Agreement, (vii) losses on asset sales, (viii) restructuring charges or reserves, (ix) any deduction for minority interest expense, (x) any other non-cash charges, (xi) any other non-recurring charges, (xii) currency losses (except any losses on currency hedging agreements that are entered into to hedge against fluctuations in foreign currencies with respect to items included in calculating “Operating Income”) and (xiii) additional expenses in connection with labor disruptions or the potential therefor, minus (c) to the extent included in computing Net Income the sum, without duplication, the amounts for such period of (i) any non-recurring gains, (ii) all non-cash gains, (iii) gains on asset sales and (iv) currency gains (except any gains on currency hedging agreements that are entered into to hedge against fluctuations in foreign currencies with respect to items included in calculating “Operating Income”), in each case of the U.S. Borrower and its Restricted Subsidiaries, determined in accordance with GAAP for such period; provided that, for purposes of such calculation, in the case of any Restricted Subsidiary acquired by the U.S. Borrower or any of its Restricted Subsidiaries following the commencement of any such period, amounts attributable to such Restricted Subsidiary shall be calculated as though such Restricted Subsidiary had been acquired on the first day of such period, and provided further that, for purposes of the proviso in Section 5.04 only, EBITDA shall be increased by an amount of cash equity contributions made by the Investor Group to the U.S. Borrower as set forth therein.

“Eligible Assignee” means (a) with respect to the New Term B Facility, the Term C Facility or the U.S. Revolving Credit Facility, (i) a Lender, (ii) an Affiliate of a Lender or a Related Fund of a Lender, (iii) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets of at least $3,000,000,000, (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets of at least $3,000,000,000, (v) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $3,000,000,000, so long as such bank is acting through a branch or agency located in the United States, (vi) the central bank of any country that is a member of the OECD, (vii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $250,000,000, and (viii) any other Person approved by the Administrative Agent and the U.S. Borrower, such approval not to be unreasonably withheld or delayed, (b) with respect to the Canadian Revolving Credit Facility, (i) a bank listed on Schedule I or II to the Bank Act (Canada), and having a combined capital and surplus of at least $250,000,000, and, so long as no Event of Default has occurred and is continuing, approved by the Canadian Borrower, such approval not to be unreasonably withheld or delayed, (ii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is a resident of Canada for purposes of the Income Tax Act (Canada) or that is an authorized foreign bank deemed to be a resident of Canada for the purposed of Part XIII of the Income Tax (Canada) in respect of any amount paid to such bank under the Canadian Revolving Credit Facility, as the case may be, and (iii) any other Person approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, by the Canadian Borrower, such approval not to be unreasonably withheld or delayed, provided that the Canadian Borrower shall not be obliged to approve any person that has not provided the Canadian Borrower with evidence satisfactory to it as to such Person’s residency and in no event shall the Canadian Borrower be obliged to approve any Person that does not meet the residency requirements set forth in subclause (ii) above, and (c) with respect to the Letter of Credit Facility, a Person that is an Eligible Assignee under subclause (ii), (iii) or (v) of clause (a) of this definition and is approved by the Administrative Agent and the U.S. Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.  Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that together with any Loan Party would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Internal Revenue Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414 of the Internal Revenue Code.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Appropriate Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple of 1/16 of 1%) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period (or, if any Reference Bank shall not have such a Eurodollar Rate Advance, $1,000,000) and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period; provided, however, that in no event shall the Eurodollar Rate for any Interest Period for any Eurodollar Rate Advance that is a New Term B Advance be less than 2.00% per annum.  The Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Administrative Agent on the basis of applicable rates furnished to and received by the Administrative Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.07.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 7.01.

“Excess Cash Flow” means, for any period, an amount equal to the sum, without duplication, of:

(a)                                  Consolidated Net Income of the U.S. Borrower and its Restricted Subsidiaries for such period (other than any portion of Consolidated Net Income attributable to earnings in respect of joint venture interests in excess of dividends or distributions actually received by the U.S. Borrower and its Restricted Subsidiaries), plus

(b)                                 the aggregate amount of all non-cash charges deducted in arriving at such Consolidated Net Income, plus

(c)                                  the amount of any net decrease in the excess of Consolidated Current Assets (excluding cash and Cash Equivalents) over Consolidated Current Liabilities of the U.S. Borrower and its Restricted Subsidiaries during such period, minus

(d)                                 the aggregate amount of all non-cash credits included in arriving at such Consolidated Net Income, plus

(e)                                  the aggregate net non-cash loss realized by the U.S. Borrower and its Restricted Subsidiaries in connection with the sale, lease, transfer or other disposition of assets (other than sales of inventory in the ordinary course of business) by the U.S. Borrower and its Restricted Subsidiaries during such period, minus

(f)                                    the aggregate amount of Capital Expenditures made by the U.S. Borrower and its Restricted Subsidiaries in cash (excluding the principal amount of any Debt incurred to finance such Capital Expenditures, whether incurred in such period or a subsequent period) pursuant to Section 5.02(j), minus

(g)                                 the amount of any net increase in the excess of Consolidated Current Assets (less cash and Cash Equivalents) over Consolidated Current Liabilities of the U.S. Borrower and its Restricted Subsidiaries during such period, minus

(h)                                 the aggregate amount of any premium, make-whole or penalty payments actually paid in cash during such period that are required in connection with any prepayment of Debt and that are accounted for by the U.S. Borrower as extraordinary items, minus

(i)                                     the aggregate amount of all mandatory prepayments of Canadian Revolving Credit Advances, U.S. Revolving Credit Advances, Letter of Credit Advances and Swing Line Advances made during such period (to the extent the Canadian Revolving Credit Facility or the U.S. Revolving Credit Facility, as the case may be, is permanently reduced by the amount of such prepayments), minus

(j)                                     the aggregate amount of all scheduled principal payments of Debt of the U.S. Borrower or its Restricted Subsidiaries (including, without limitation, New Term B Advances and Term C Advances, the principal component of payments with respect to Obligations under Capitalized Leases, but excluding Canadian Revolving Credit Advances, U.S. Revolving Credit Advances, Letter of Credit Advances and Swing Line Advances), minus

(k)                                  the amount of Investments made during such period pursuant to Section 5.02(e) to the extent that such Investments were financed with internally generated cash flow of the U.S. Borrower and its Restricted Subsidiaries, minus

(l)                                     the aggregate amount of expenditures actually made by the U.S. Borrower and its Restricted Subsidiaries in cash during such period (including, without limitation, the payment of financing fees) to the extent that such expenditures are not expensed during such period, minus

(m)                               cash payments by the Borrowers and their Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrowers and their Restricted Subsidiaries other than Debt, minus

(n)                                 the amount paid during such period by the U.S. Borrower to repurchase shares of its capital stock (and/or options or warrants in respect thereof) held by its officers, directors and employees so long as such repurchase is pursuant to, and in accordance with the terms of management and/or employee stock plans, stock subscription agreements or shareholder agreements, minus

(o)                                 the aggregate net non-cash gain realized by the U.S. Borrower and its Restricted Subsidiaries in connection with the sale, lease, transfer or other disposition of assets (other than sales of inventory in the ordinary course of business) by the U.S. Borrower and its Restricted Subsidiaries during such period.

“Existing Credit Agreement” has the meaning specified in Preliminary Statement (1).

“Existing Debt” means Debt of the U.S. Borrower and its Restricted Subsidiaries outstanding immediately before the Closing Date.

“Facility” means the New Term B Facility, the Term C Facility, the Canadian Revolving Credit Facility and the U.S. Revolving Credit Facility, the Swing Line Facility or the Letter of Credit Facility.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fiscal Quarter” means any fiscal quarter of the U.S. Borrower and its Consolidated Subsidiaries that occurs within any Fiscal Year.

“Fiscal Year” means a fiscal year of the U.S. Borrower and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of Consolidated EBITDA of the U.S. Borrower and its Restricted Subsidiaries to the sum of (a) Consolidated Interest Expense, plus (b) Capital Expenditures made pursuant to Section 5.02(j)(i) (but specifically excluding Capital Expenditures under Section 5.02(j)(iii)) from cash on hand or Borrowings under the Canadian Revolving Credit Facility or the U.S. Revolving Credit Facility, plus (c) principal amounts of all Funded Debt payable (unless paid in a prior period), in each case, by the U.S. Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period prior to such date (other than (i) mandatory prepayments pursuant to Section 2.06(b)(i), (ii) or (iv), (ii) the aggregate amount of mandatory principal prepayments under the Canadian Revolving Credit Facility or the U.S. Revolving Credit Facility to the extent such payments permanently reduce such Facility, and (iii) the final principal installment under the New Term B Facility paid on the Termination Date).

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 4.01(k)(ii).

“Foreign Plan” has the meaning specified in Section 4.01(k)(ii).

“Foreign Subsidiary” means any Subsidiary of the U.S. Borrower which is a corporation organized under the laws of any jurisdiction other than the United States or any state thereof.

“Funded Debt” of any Person means Debt in respect of the Advances, in the case of the Borrowers, and all other Debt of such Person that by its terms matures more than one year after the date of determination or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date, including, without limitation, all amounts of Funded Debt of such Person required to be paid or prepaid within one year after the date of determination.

“GAAP” has the meaning specified in Section 1.03.

“Guaranteed Obligations” has the meaning specified in Section 6.01.

“Guaranty” has the meaning specified in Section 6.01.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodities future or option contracts for materials used in the ordinary course of business and other similar agreements.

“Hedge Bank” means any Lender Party or any of its Affiliates in its capacity as a party to a Bank Hedge Agreement.

“Henderson LLC” means Accuride Henderson Limited Liability Company, a Delaware limited liability company.

“Hubcap” means Hubcap Acquisition, L.L.C., an affiliate of KKR.

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Information Memorandum” means the information memorandum, dated May 21, 2003, used by the Lead Arrangers in connection with the syndication of the Commitments other than the Term C Commitments.

“Initial Extension of Credit” means the initial Borrowings under this Agreement.

“Initial Issuing Bank” has the meaning specified in the recital of parties to this Agreement.

“Initial Lenders” has the meaning specified in the recital of parties to this Agreement.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of Consolidated EBITDA of the U.S. Borrower and its Restricted Subsidiaries to Consolidated Interest Expense of the U.S. Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period prior to such date.

“Interest Expense” means, for any Person for any period, cash interest expense (including that attributable to Capital Leases in accordance with GAAP), net of cash interest income, of such Person with respect to all outstanding Debt of such Person, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements (other than currency swap agreements, currency future or option contracts and other similar agreements), but excluding, however, amortization of deferred financing costs and any other amounts of non-cash interest, all as calculated in accordance with GAAP; provided that (a) except as provided in clause (b) below, there shall be excluded from any determination of Consolidated Interest Expense of the U.S. Borrower and its Restricted Subsidiaries for any period the cash interest expense (or income) of all Unrestricted Subsidiaries for such period to the extent otherwise included in such Consolidated Interest Expense and (b) there shall be included in any determination of Consolidated Interest Expense for the U.S. Borrower and its Restricted Subsidiaries for any period the cash interest expense (or income) of any Person which becomes a Restricted Subsidiary (through an acquisition in accordance with Section 5.02(c) or designation or otherwise) for such entire period, assuming that any Debt incurred or prepaid in connection with any such acquisition or designation had been incurred or prepaid on the first day of such period.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing to either Borrower, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by such Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months, or, if available to all of the Appropriate Lenders, nine or twelve months, as such Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(p)                                 such Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance under a Facility that ends after any principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;

(q)                                 Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(r)                                    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(s)                                  whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock or other ownership or profit interest, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (h) or (i) of the definition of “Debt” in respect of such Person.

“Investor Group” means KKR and Hubcap.

“Issuing Bank” means the Initial Issuing Bank and each Eligible Assignee to which the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07.

“KKR” means Kohlberg Kravis Roberts & Co., L.P.

“L/C Related Documents” has the meaning specified in Section 2.04(e)(ii)(A).

“Lead Arrangers” has the meaning specified in the recital of parties to this Agreement.

“Leases” has the meaning specified in Section 4.01(s).

“Lehman” has the meaning specified in the recital of parties to this Agreement.

“Lender Party” means any Lender, the Issuing Bank or the Swing Line Bank.

“Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 9.07.

“Letter of Credit Advance” means an advance made by the Issuing Bank or any U.S. Revolving Credit Lender pursuant to Section 2.03(c).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to the Issuing Bank at any time, the amount set forth opposite the Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or, if the Issuing Bank has entered into one or more Assignments and Acceptances, set forth for the Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as the Issuing Bank’s “Letter of Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) the amount of the Issuing Bank’s Letter of Credit Commitment at such time and (b) $10,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letters of Credit” has the meaning specified in Section 2.01(e).

“Leverage Ratio” means, as of any date of determination, the ratio of (a) total Funded Debt of the U.S. Borrower and its Restricted Subsidiaries, less the amount of cash reflected on the U.S. Borrower’s balance sheet for the most recently ended Fiscal Quarter in excess of $5,000,000, to (b) Consolidated EBITDA of the U.S. Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period prior to such date; provided that if any acquisition was made in accordance with the provisions of this Agreement during any

Measurement Period for which Consolidated EBITDA is being calculated, then Consolidated EBITDA shall be calculated as though such acquisition had occurred at the beginning of such Measurement Period.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, any agreement to give any of the foregoing, any lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Light Wheels Facility” means the manufacturing facility of the U.S. Borrower located in Columbia, Tennessee.

“Loan Documents” means (a) for purposes of this Agreement and the Notes and any amendment or modification hereof or thereof and for all other purposes other than for purposes of the Guaranty, the Subsidiaries Guaranty and the Collateral Documents, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Subsidiaries Guaranty, (v) the Collateral Documents, (vi) each Letter of Credit Agreement and (vii) the Consent and (b) for purposes of the Guaranty, the Subsidiaries Guaranty and the Collateral Documents, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Subsidiaries Guaranty, (v) the Collateral Documents, (vi) each Letter of Credit Agreement and (vii) each Bank Hedge Agreement, in each case as amended, supplemented or otherwise modified from time to time.

“Loan Parties” means the Borrowers and the Subsidiary Guarantors.

“Majority Lenders” means, at any time, the Required New Term Lenders and the Required Term C/New Revolving Lenders.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means any material adverse change in the business, financial condition, operations, assets or liabilities of any Loan Party or any of its Subsidiaries.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations, assets or liabilities of any Loan Party or any of its Subsidiaries, (b) the rights and remedies of the Administrative Agent or any Lender Party under any Loan Document or Related Document or (c) the ability of any Loan Party to perform its Obligations under any Loan Document or Related Document to which it is or is to be a party.

“Measurement Period” means, as of any date of determination, the most recently completed four consecutive Fiscal Quarters ending on or immediately prior to such date.

“Mexican Pledge Agreement” has the meaning specified in Section 3.01(k)(viii).

“Mexico Facility” means the facility of the Mexico Subsidiary located in Monterrey, Mexico.

“Mexico Stock Pledge Agreement Supplement” has the meaning specified in Section 3.01(k)(vi).

“Mexico Subsidiary” means Accuride de Mexico, S.A. de C.V., a company organized and existing under the laws of Mexico.

“Mortgage” means each “Mortgage” as defined in the Existing Credit Agreement, together with each other mortgage delivered pursuant to Section 5.01(j).

“Mortgage Amendments” has the meaning specified in Section 5.01(o).

“Mortgage Policy” has the meaning specified in Section 5.01(j)(H).

“Net Cash Proceeds” means, with respect to any sale, lease, transfer or other disposition of any asset, or the incurrence or issuance of any Debt (other than any Debt incurred in accordance with Section 5.02(b)) or the sale or issuance of any Equity Interests (including, without limitation, any capital contribution) by any Person, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration, but only as and when received) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication):  (a) reasonable and customary fees, commissions, expenses, issuance costs, discounts and other costs paid by the U.S. Borrower or any of its Restricted Subsidiaries in connection with such transaction; (b) the amount of taxes paid or estimated to be payable in connection with or as a result of such transaction; (c) the amount of the outstanding principal amount of, premium or penalty, if any, and interest on any Debt (other than pursuant to the Facilities) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of any such transaction; (d) the amount of any reasonable reserves established in accordance with GAAP against any liabilities (other than taxes described in clause (b) above) that are (i) associated with the assets that are the subject of such transaction and (ii) retained by the U.S. Borrower or any of its Restricted Subsidiaries; (e) the amount of any proceeds received from the sale or issuance of any Equity Interests to the extent that such proceeds are invested in the business or used to prepay or retire Debt as permitted under this Agreement within one year following such sale or issuance; and (f) the amount of any proceeds received from the sale, lease, transfer or other disposition of the Light Wheels Facility only to the extent that such proceeds are reinvested to offset or to reimburse relocation expenses in an aggregate amount not to exceed $6,000,000; provided, however, that in the event the amount of any estimated tax payable described in clause (b) above exceeds the amount actually paid, or upon any subsequent reduction in the amount of any reserve described in clause (d) above, the U.S. Borrower or its applicable Restricted Subsidiary shall be deemed to have received Net Cash Proceeds in an amount equal to such excess or reduction, at the time of payment of such taxes or on the date of such reduction, as the case may be; provided further that any portion of any proceeds received from the sale or issuance of any Equity Interests that has not been invested in the business or used to prepay or retire Debt as permitted under this Agreement within such one year period shall (i) be deemed to be Net Cash Proceeds of such a sale or issuance occurring on the last day of such one year period and (ii) be applied to the prepayment of Advances in accordance with Section 2.06(b)(ii); provided further that, for purposes of the preceding proviso, such one year period shall be extended by up to six months from the last day of such one year period so long as (A) such proceeds are to be invested in the business or used to prepay or retire Debt as permitted under this Agreement within such additional six month period under the U.S. Borrower’s or any of its Restricted Subsidiaries’ business plan as most recently adopted in good faith by its board of directors and (B) such Person believes in good faith that such proceeds will be so reinvested within such additional six month period.

“Net Income” means, with respect to any Person for any period, the net income (or loss) of such Person; provided that, for purposes of determining Net Income for any Person and its Restricted Subsidiaries on a Consolidated basis, there shall be excluded from such determination (a) any after-tax gains or losses, and any related fees and expenses, in each case to the extent attributable to the sale of assets, and (b) any net extraordinary gains (or losses).

“New Senior Facilities” has the meaning specified in Preliminary Statement (2).

“New Term B Advance” has the meaning specified in Section 2.01(b).

“New Term B Borrowing” means a borrowing consisting of simultaneous New Term B Advances of the same Type made by the New Term B Lenders.

“New Term B Commitment” means, with respect to any New Term B Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “New Term B Commitment” or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “New Term B Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“New Term B Facility” means, at any time, the aggregate amount of the New Term B Lenders’ New Term B Commitments at such time.

“New Term B Lender” means any Lender that has a New Term B Commitment.

“New Term B Note” means a promissory note of the U.S. Borrower payable to the order of any New Term B Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the U.S. Borrower to such Lender resulting from the New Term B Advance made by such Lender.

“Note” means a New Term B Note, a Term C Note, a Canadian Revolving Credit Note or a U.S. Revolving Credit Note.

“Note Purchase Agreement” means the Note Purchase Agreement dated January 15, 1998 between the U.S. Borrower and the purchasers of the Subordinated Notes, pursuant to which the Subordinated Notes are issued.

“Notice” has the meaning specified in Section 9.02(c).

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Renewal” has the meaning specified in Section 2.01(e).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).

“Notice of Termination” has the meaning specified in Section 2.01(e).

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 7.01(f).  Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OECD” means the Organization for Economic Cooperation and Development.

“Ontario Ministry” has the meaning specified in Section 3.01(k)(iii).

“Original Closing Date” means January 21, 1998.

“Original Credit Agreement” means the Credit Agreement, dated as of January 21, 1998, among the Borrowers, the banks, financial institutions and other institutional lenders party thereto as Lenders (as defined therein), Citibank as Initial Issuing Bank, Citicorp as Swing Line Bank and as Administrative Agent, Citicorp Securities, Inc. as arranger for the Facilities (as defined therein), Bankers Trust Company as Syndication Agent, and Wells Fargo Bank N.A. as Documentation Agent.

“Other Taxes” has the meaning specified in Section 2.12(b).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Performance Level” means, in respect of Advances outstanding under the U.S. Revolving Credit Facility, the Canadian Revolving Credit Facility and the Term C Facility, Performance Level A, Performance Level B or Performance Level C, as the context may require.

“Performance Level A” means, at any date of determination, that the U.S. Borrower and its Restricted Subsidiaries shall have maintained a Leverage Ratio of less than 4.25:1.00 for the most recently completed Measurement Period prior to such date.

“Performance Level B” means, at any date of determination, that (a) the Leverage Ratio of the U.S. Borrower and its Restricted Subsidiaries does not meet the requirements for Performance Level A, and (b) the U.S. Borrower and its Restricted Subsidiaries shall have maintained a Leverage Ratio of less than 5.25:1.00 for the most recently completed Measurement Period prior to such date.

“Performance Level C” means, at any date of determination, that the Leverage Ratio of the U.S. Borrower and its Restricted Subsidiaries does not meet the requirements for Performance Level A or Performance Level B.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:  (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business outstanding at any time and securing indebtedness that is not overdue for a period of more than 30 days; (c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 7.01(g); (d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business; (e) ground leases in respect of real property on which facilities owned or leased by the U.S. Borrower or any of its Subsidiaries are located; (f) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the U.S. Borrower and its Subsidiaries taken as a whole; (g) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement and any Liens arising from any financing statement filed in connection with such lease; (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the U.S. Borrower or any of its Subsidiaries; provided that such Lien secures only the obligations of the U.S. Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 5.02(a); and (j) leases or subleases granted to others not interfering in any material respect with the business of the U.S. Borrower and its Subsidiaries, taken as a whole.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding five plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments of) any Loan Party or an ERISA Affiliate.

“Platform” has the meaning specified in Section 9.02(b).

“Pledge Agreement” means the Second Amended and Restated Pledge Agreement, dated July 27, 2001, made by the U.S. Borrower and the other Pledgors (as defined therein) to the Administrative Agent for the benefit of the Secured Parties.

“Pledge Agreement Supplement” has the meaning specified in the Pledge Agreement.

“Preferred Stock” means, with respect to any corporation, capital stock issued by such corporation that is entitled to a preference or priority over any other capital stock issued by such corporation upon any distribution of such corporation’s assets, whether by dividend or upon liquidation.

“Pro Rata Share” of any amount means, with respect to any Canadian Revolving Credit Lender or U.S. Revolving Credit Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Canadian Revolving Credit Commitment or U.S. Revolving Credit Commitment, as the case may be, at such time and the denominator of which is the Canadian Revolving Credit Facility or the U.S. Revolving Credit Facility, respectively, at such time.

“Redeemable” means, with respect to any capital stock or other ownership or profit interest, Debt or other right or Obligation, any such right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Reference Banks” means Citibank and Deutsche.

“Refinancing” has the meaning specified in Preliminary Statement (2).

“Register” has the meaning specified in Section 9.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Fund” means any Person that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person or an Affiliate of a Person that administers or manages a Lender.

“Related Documents” means the Subordinated Debt Documents.

“Reportable Event” means an event described in Section 4043 of ERISA and the regulations thereunder.

“Required New Term Lenders” means at any time Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the New Term B Advances outstanding at such time and (b) the aggregate unused Commitments under the New Term B Facility at such time; provided, however, that, if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required New Term Lenders at such time (i) the aggregate principal amount of the Advances referred to in clause (a) above owing to such Lender (in its capacity as Lender) and outstanding at such time, and (ii) the aggregate unused Term B Commitments of such Lender at such time.

“Required Term C/New Revolving Lenders” means at any time Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Term C Advances, the Canadian Revolving Credit Advances, the U.S. Revolving Credit Advances, the Letter of Credit Advances and the Swing Line Advances outstanding at such time, (b) the aggregate Available LC Amount of all Letters of Credit outstanding at such time, (c) the aggregate unused Commitments under the Term C Facility at such time and (d) the aggregate Unused Canadian Revolving Credit Commitments and Unused U.S. Revolving Credit Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Term C/New Revolving Lenders at such time (i) the aggregate principal amount of the Advances referred to in clause (a) above owing to such Lender (in its capacity as Lender) and outstanding at such time, (ii) such Lender’s Pro Rata Share of the aggregate Available LC Amount of all Letters of Credit issued and outstanding at such time, (iii) the aggregate unused Term C Commitments of such Lender at such time, and (iv) the Unused Canadian Revolving Credit Commitment or the Unused U.S. Revolving Credit Commitment, as the case may be, of such Lender at such time.  For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to the Issuing Bank and the Available LC Amount of each Letter of Credit shall be considered to be owed to the U.S. Revolving Credit Lenders ratably in accordance with their respective U.S. Revolving Credit Commitments.

“Requirements of Law” means, with respect to any Person, all laws, constitutions, statutes, treaties, ordinances, rules and regulations, all orders, writs, decrees, injunctions, judgments, determinations or awards of an arbitrator, a court or any other governmental authority, and all governmental authorizations, binding upon or applicable to such Person or to any of its properties, assets or businesses.

“Responsible Officer” means any officer of any Loan Party or any of its Subsidiaries.

“Restricted Subsidiary” means, as of any date of determination, any Subsidiary of the U.S. Borrower which is not an Unrestricted Subsidiary.

“Revenues” means, for any Person for any period, an amount equal to the revenues of such Person; provided that, for purposes of such determination, (a) the revenues of any business acquired by the U.S. Borrower or any of its Subsidiaries during such period pursuant to Section 5.02(e)(ix) or (x) shall be determined on a pro forma basis as if such acquisition had been consummated on the first day of such period and (b) the revenues of any business sold or otherwise disposed of by the U.S. Borrower or any of its Subsidiaries in accordance with Section 5.02(d) during such period shall be excluded in their entirety.

“Secured Parties” means the Administrative Agent, the Lender Parties and the Lenders party to Bank Hedge Agreements.

“Senior Obligations” has the meaning specified in Section 7.02(d).

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Standby Letter of Credit” means any Letter of Credit issued under the Letter of Credit Facility, other than a Trade Letter of Credit.

“Subordinated Debt” means the Debt evidenced by the Subordinated Notes and any other Debt of the Borrowers that is subordinated to the Obligations of the Borrowers under the Loan Documents on, and that otherwise contains, terms and conditions satisfactory to the Majority Lenders.

“Subordinated Debt Documents” means the Note Purchase Agreement and all other agreements, indentures and instruments pursuant to which Subordinated Debt is issued.

“Subordinated Notes” means the subordinated notes of the U.S. Borrower in an aggregate principal amount of $189,900,000 issued pursuant to the Note Purchase Agreement.

“Subsidiaries Guaranty” means the Subsidiaries Guaranty, dated January 21, 1998, from each of the Subsidiary Guarantors listed on the signature pages thereof in favor of the Administrative Agent for the benefit of the Secured Parties.

“Subsidiaries Guaranty Consent” has the meaning specified in Section 3.01(k)(vii).

“Subsidiaries Guaranty Supplement” means a Guaranty Supplement as defined in the Subsidiaries Guaranty.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantors” means the Restricted Subsidiaries of the U.S. Borrower that are Domestic Subsidiaries and are listed on Schedule II hereto, and each other Restricted Subsidiary of the U.S. Borrower that shall be required to deliver a Subsidiaries Guaranty Supplement pursuant to this Agreement.

“Surviving Debt” has the meaning specified in Section 3.01(c).

“Swing Line Advance” means an advance made by (a) the Swing Line Bank pursuant to Section 2.01(d), or (b) any U.S. Revolving Credit Lender pursuant to Section 2.02(b).

“Swing Line Bank” has the meaning specified in the recital of parties to this Agreement.

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by the Swing Line Bank.

“Swing Line Facility” has the meaning specified in Section 2.01(d).

“Syndication Agent” has the meaning specified in the recital of parties to this Agreement.

“Taxes” has the meaning specified in Section 2.12(a).

“Term Advances” means, collectively, the New Term B Advances and the Term C Advances.

“Term C Advance” has the meaning specified in Section 2.01(f).

“Term C Borrowing” means a borrowing consisting of simultaneous Term C Advances of the same Type made by the Term C Lenders.

“Term C Commitment” means, with respect to any Term C Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Term C Commitment” or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s Term C Commitment, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Term C Facility” means, at any time, the aggregate amount of the Term C Lenders’ Term C Commitments at such time.

“Term C Lender” means any Lender that has a Term C Commitment.

“Term C Note” means a promissory note of the U.S. Borrower payable to the order of any Term C Lender, in substantially the form of Exhibit A-4 hereto, evidencing the indebtedness of the U.S. Borrower to such Lender resulting from the Term C Advance made by such Lender.

“Term C Prepayment Date” has the meaning specified in Section 2.06(c).

“Termination Date” means (a) with respect to the U.S. Revolving Credit Facility, the Letter of Credit Facility and the Swing Line Facility, the earlier of June 13, 2006 and the date of termination in whole of the U.S. Revolving Credit Commitments, the Letter of Credit Commitments and the Swing Line Commitments pursuant to Section 2.05 or 7.01, (b) with respect to the Canadian Revolving Credit Facility, the earlier of June 13, 2006 and the date of termination in whole of the Canadian Revolving Credit Commitments pursuant to Section 2.05 or 7.01, (c) with respect to the New Term B Facility, the earlier of June 13, 2007 and the date of termination in whole of the New Term B Commitments pursuant to Section 2.05 or 7.01, and (d) with respect to the Term C Facility, the earlier of January 21, 2007 and the date of termination in whole of the Term C Commitments pursuant to Section 2.05 or 7.01.

“Trade Letter of Credit” means any Letter of Credit that is issued under the Letter of Credit Facility for the benefit of a supplier of inventory or other goods to the U.S. Borrower or any of its Subsidiaries to effect payment for such inventory or other goods, the conditions to drawing under which include the presentation to the Issuing Bank of negotiable bills of lading, invoices and related documents sufficient, in the judgment of the Issuing Bank, to create a valid and perfected lien on or security interest in such inventory, bills of lading, invoices and related documents in favor of the Issuing Bank.

“Trigger Date” means the date that is the date of delivery of financial statements required to be delivered pursuant to Section 5.03 for the first Fiscal Quarter which ends at least six months after the Closing Date.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“Unfunded Current Liability” of any Plan means the amount, if any, by which the present value of the accumulated benefits under the Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 87 as in effect on the date hereof, but based upon the actuarial assumptions that would be used by the Plan’s actuary in a termination of the Plan, exceeds the fair market value of the assets allocable thereto.

“United States” and “U.S.” each mean the United States of America.

“Unrestricted Subsidiary” means (a) any Subsidiary of the U.S. Borrower that is formed or acquired after the Original Closing Date; provided that at the time of such formation or acquisition (or promptly thereafter) the U.S. Borrower designates such Subsidiary as an Unrestricted Subsidiary in a written notice to the Administrative Agent, (b) any Restricted Subsidiary on the Original Closing Date (other than the Canadian Borrower) subsequently re-designated as an Unrestricted Subsidiary by the U.S. Borrower in a written notice to the Administrative Agent pursuant to Section 5.03(g); provided that such re-designation shall be deemed to be an Investment on the date of such re-designation in an Unrestricted Subsidiary in an amount equal to the sum of (i) the net worth of such re-designated Restricted Subsidiary immediately prior to such re-designation (such net worth to be calculated without regard to any guaranty provided by such re-designated Restricted Subsidiary pursuant to the Subsidiaries Guaranty) plus (ii) the aggregate principal amount of any Debt owed by such redesignated Restricted Subsidiary to either Borrower or any other Restricted Subsidiary immediately prior to such re-designation, all calculated, except as set forth in the parenthetical to clause (i), on a consolidated basis in accordance with GAAP, and (c) any Subsidiary of any Unrestricted Subsidiary; provided, however, that (i) at the time of any written re-designation by the U.S. Borrower to the Administrative Agent of any  Unrestricted Subsidiary as a Restricted Subsidiary pursuant to Section 5.03(g), the Unrestricted Subsidiary so re-designated shall no longer constitute an Unrestricted Subsidiary, (ii) no Unrestricted Subsidiary may be re-designated as a Restricted Subsidiary if a Default or Event of Default has occurred and is continuing or would result from such re-designation and (iii) no Restricted Subsidiary may be re-designated as an Unrestricted Subsidiary if a Default or Event of Default has occurred and is continuing or would result from such re-designation; and provided further, however, that on or promptly after the date of its formation, acquisition or re-designation, as applicable, each Unrestricted Subsidiary (other than an Unrestricted Subsidiary that is a Foreign Subsidiary) shall have entered into a tax sharing agreement containing terms that, in the reasonable judgment of the Administrative Agent, provide for an appropriate allocation of tax liabilities and benefits.

“Unused Canadian Revolving Credit Commitment” means, with respect to any Canadian Revolving Credit Lender at any time, such Lender’s Canadian Revolving Credit Commitment at such time minus the aggregate principal amount of all Canadian Revolving Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time.

“Unused U.S. Revolving Credit Commitment” means, with respect to any U.S Revolving Credit Lender at any time, (a) such Lender’s U.S. Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all U.S. Revolving Credit Advances, Swing Line Advances and Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Pro Rata Share of (A) the aggregate Available LC Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Bank pursuant to Section 2.03(c) and outstanding at such time and (C) the aggregate principal amount of all Swing Line Advances made by the Swing Line Bank pursuant to Section 2.01(d) and outstanding at such time.

“U.S. Borrower” has the meaning specified in the recital of parties to this Agreement.

“U.S. Person” means any Person which is organized under the laws of a jurisdiction of the United States.

“U.S. Reduction Amount” has the meaning specified in Section 2.06(b)(v).

“U.S. Revolving Credit Advance” has the meaning specified in Section 2.01(c).

“U.S. Revolving Credit Borrowing” means a borrowing consisting of simultaneous U.S. Revolving Credit Advances of the same Type made by the U.S. Revolving Credit Lenders.

“U.S. Revolving Credit Commitment” means, with respect to any U.S. Revolving Credit Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “U.S. Revolving Credit Commitment” or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “U.S. Revolving Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“U.S. Revolving Credit Facility” means, at any time, the aggregate amount of the U.S. Revolving Credit Lenders’ U.S. Revolving Credit Commitments at such time which amount shall not exceed $36,000,000.

“U.S. Revolving Credit Lender” means any Lender that has a U.S. Revolving Credit Commitment.

“U.S. Revolving Credit Note” means a promissory note of the U.S. Borrower payable to the order of any U.S. Revolving Credit Lender, in substantially the form of Exhibit A-3 hereto, evidencing the aggregate indebtedness of the U.S. Borrower to such Lender resulting from the U.S. Revolving Credit Advances made by such Lender.

“U.S. Security Agreement” means the Security Agreement, dated as of July 27, 2001, from the U.S. Borrower and the other Grantors referred to therein in favor of the Administrative Agent for the benefit of the Secured Parties.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“$” means the lawful currency of the United States of America.

SECTION 1.02.  Computation of Time Periods.  In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03.  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(f) (“GAAP”).

SECTION 1.04.  Currency Equivalent.  For purposes of construction of the terms hereof, the equivalent in another currency of an amount in U.S. dollars shall be determined by using the quoted spot rate at which Citibank’s principal office in New York City offers to purchase such other currency with the equivalent in dollars in New York City at 9:00 A.M. (New York City time) on the date on which such equivalent is to be determined.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES
AND THE LETTERS OF CREDIT

SECTION 2.01.  The Advances.

(a)           Intentionally Omitted.

(b)           The New Term B Advances.  Each New Term B Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (a “New Term B Advance”) to the U.S. Borrower on the Closing Date in an amount of such Lender’s New Term B Commitment at such time.  The New Term B Borrowing shall consist of New Term B Advances made simultaneously by the New Term B Lenders ratably according to their New Term B Commitments.  Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.

(c)           The U.S. Revolving Credit Advances.  Each U.S. Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a “U.S. Revolving Credit Advance”) to the U.S. Borrower from time to time on any Business Day during the period from the date of this Agreement until the Termination Date in an amount for each such Advance not to exceed such Lender’s Unused U.S. Revolving Credit Commitment at such time; provided, however, that no U.S. Revolving Credit Advances shall be made on the Closing Date.  Each U.S. Revolving Credit Borrowing shall be in an aggregate amount of $2,000,000 or an integral multiple of $500,000 in excess thereof (other than a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Swing Line Advances or outstanding Letter of Credit Advances) and shall consist of U.S. Revolving Credit Advances made simultaneously by the U.S. Revolving Credit Lenders ratably according to their U.S. Revolving Credit Commitments.  Within the limits of each U.S. Revolving Credit Lender ‘s Unused U.S. Revolving Credit Commitment in effect from time to time, the U.S.

Borrower may borrow under this Section 2.01(c), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(c).

(d)           The Swing Line Advances.  The U.S. Borrower may request the Swing Line Bank to make, and the Swing Line Bank shall make, on the terms and conditions hereinafter set forth, Swing Line Advances to the U.S. Borrower from time to time on any Business Day during the period from the date of this Agreement until the Termination Date in an aggregate amount not to exceed at any time outstanding the lesser of (i) $10,000,000 (the “Swing Line Facility”) and (ii) an amount not to exceed the aggregate of the Unused U.S. Revolving Credit Commitments of the U.S. Revolving Credit Lenders at such time.  No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance.  Each Swing Line Borrowing shall be in an amount of $500,000 or an integral multiple of $250,000 in excess thereof and shall be made as a Base Rate Advance.  Within the limits of the Swing Line Facility and within the limits referred to in clause (ii) above, the U.S. Borrower may borrow under this Section 2.01(d), repay pursuant to Section 2.04(d) or prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(d).

(e)           Letters of Credit.  The Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (the “Letters of Credit”) for the account of the U.S. Borrower from time to time on any Business Day during the period from the date of this Agreement until five Business Days before the Termination Date (i) in an aggregate Available LC Amount for all Letters of Credit not to exceed at any time the Issuing Bank’s Letter of Credit Commitment at such time and (ii) in an Available LC Amount for each such Letter of Credit not to exceed an amount equal to the Unused U.S. Revolving Credit Commitments of the U.S. Revolving Credit Lenders at such time.  No Letter of Credit shall have an expiration date (including all rights of the U.S. Borrower or the beneficiary to require renewal) later than the earlier of five Business Days before the Termination Date and (A) in the case of a Standby Letter of Credit, one year after the date of issuance thereof, but may by its terms be renewable annually upon notice (a “Notice of Renewal”) given to the Issuing Bank and the Administrative Agent on or prior to any date for notice of renewal set forth in such Letter of Credit (but in any event at least three Business Days prior to the date of the proposed renewal of such Standby Letter of Credit) and upon fulfillment of the applicable conditions set forth in Article III, unless such Issuing Bank has notified the U.S. Borrower (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit (but in any event at least 30 Business Days prior to the date of automatic renewal) of its election not to renew such Standby Letter of Credit (a “Notice of Termination”) and (B) in the case of a Trade Letter of Credit, the later of 180 days after the date of issuance thereof or five Business Days before the Termination Date; provided that the terms of each Standby Letter of Credit that is automatically renewable annually shall (x) require the Issuing Bank that issued such Standby Letter of Credit to give the beneficiary named in such Standby Letter of Credit notice of any Notice of Termination, (y) permit such beneficiary, upon receipt of such notice, to draw under such Standby Letter of Credit prior to the date such Standby Letter of Credit otherwise would have been automatically renewed and (z) not permit the expiration date (after giving effect to any renewal) of such Standby Letter of Credit in any event to be extended to a date later than 60 days before the Termination Date.  If either a Notice of Renewal is not given by the U.S. Borrower or a Notice of Termination is given by the Issuing Bank pursuant to the immediately preceding sentence, such Standby Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; provided, however, that even in the absence of receipt of a Notice of Renewal the Issuing Bank may in its discretion, unless instructed to the contrary by the Administrative Agent or the U.S. Borrower, deem that a Notice of Renewal had been timely delivered and in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement.  Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the U.S. Borrower may request the issuance of Letters of Credit under this Section 2.01(e), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.03(c) and request the issuance of additional Letters of Credit under this Section 2.01(e).

(f)            The Term C Advances.  Each Term C Lender has made a single advance (a “Term C Advance”) to the U.S. Borrower in an amount of such Lender’s Term C Commitment at such time.  The Term C Borrowing consisted of Term C Advances made simultaneously by the Term C Lenders ratably according to their Term C Commitments.  Amounts borrowed under this Section 2.01(f) and repaid or prepaid may not be reborrowed.

(g)           The Canadian Revolving Credit Advances.  Each Canadian Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a “Canadian Revolving Credit Advance”) to the Canadian Borrower from time to time on any Business Day during the period from the date of this Agreement until the Termination Date in an amount for each such Advance not to exceed such Lender’s Unused Canadian Revolving Credit Commitment at such time.  Each Canadian Revolving Credit Borrowing shall be in an aggregate amount of $2,000,000 or an integral multiple of $500,000 in excess thereof and shall consist of Canadian Revolving Credit Advances made simultaneously by the Canadian Revolving Credit Lenders ratably according to their Canadian Revolving Credit Commitments.  Within the limits of each Canadian Revolving Credit Lender’s Unused Canadian Revolving Credit Commitment in effect from time to time, the Canadian Borrower may borrow under this Section 2.01(g), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(g).

SECTION 2.02.  Making the Advances.  (a)  Except as otherwise provided in Section 2.02(b) or 2.03, each Borrowing shall be made on notice, given not later than 12:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Appropriate Borrower to the Administrative Agent, which shall give to each Appropriate Lender prompt notice thereof by telex or telecopier.  Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telex or telecopier, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Facility under which such Borrowing is to be made, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing and (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance.  Each Appropriate Lender shall, before 12:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Facility of such Lender and the other Appropriate Lenders.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Appropriate Borrower by crediting the applicable Borrower’s Account; provided, however, that, in the case of any U.S. Revolving Credit Borrowing , the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances made by the Swing Line Bank or the Issuing Bank, as the case may be, and by any other U.S. Revolving Credit Lender and outstanding on the date of such U.S. Revolving Credit Borrowing , plus interest accrued and unpaid thereon to and as of such date, available to the Swing Line Bank or the Issuing Bank, as the case may be, and such other U.S. Revolving Credit Lenders for repayment of such Swing Line Advances and Letter of Credit Advances.

(b)           Each Swing Line Borrowing shall be made on notice, given not later than 1:00 P.M. (New York City time) on the date of the proposed Swing Line Borrowing, by the U.S. Borrower to the Swing Line Bank and the Administrative Agent.  Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone, confirmed immediately in writing, or telex or telecopier, specifying therein the requested (i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing).  The Swing Line Bank will make the amount thereof available to the Administrative Agent at the Administrative Agent’s Account, in same day funds.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in

Article III, the Administrative Agent will make such funds available to the U.S. Borrower by crediting its Borrower’s Account.  Upon written demand by the Swing Line Bank, with a copy of such demand to the Administrative Agent, each other U.S. Revolving Credit Lender shall purchase from the Swing Line Bank, and the Swing Line Bank shall sell and assign to each such other U.S. Revolving Credit Lender , such other Lender’s Pro Rata Share of such outstanding Swing Line Advance as of the date of such demand, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Swing Line Bank, by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Swing Line Advance to be purchased by such Lender.  The U.S. Borrower hereby agrees to each such sale and assignment.  Each U.S. Revolving Credit Lender agrees to purchase its Pro Rata Share of an outstanding Swing Line Advance on (i) the Business Day on which demand therefor is made by the Swing Line Bank; provided that notice of such demand is given not later than 1:00 P.M. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time.  Upon any such assignment by the Swing Line Bank to any other U.S. Revolving Credit Lender of a portion of a Swing Line Advance, the Swing Line Bank represents and warrants to such other Lender that the Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, the Loan Documents or any Loan Party.  If and to the extent that any U.S. Revolving Credit Lender shall not have so made the amount of such Swing Line Advance available to the Administrative Agent, such U.S. Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.  If such Lender shall pay to the Administrative Agent such amount for the account of the Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by the Swing Line Bank shall be reduced by such amount on such Business Day.

(c)           Anything in subsection (a) above to the contrary notwithstanding, (i) neither Borrower may select Eurodollar Rate Advances for the initial Borrowing hereunder or for any Borrowing if the aggregate amount of such Borrowing is less than $2,000,000 or if the obligation of the Appropriate Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or Section 2.10 and (ii) the New Term B Advances may not be outstanding as part of more than 3 separate Borrowings, the Term C Advances may not be outstanding as part of more than 3 separate Borrowings and the U.S. Revolving Credit Advances or the Canadian Revolving Credit Advances, as the case may be, made on any date may not be outstanding on any date as part of more than 10 separate Borrowings.

(d)           Each Notice of Borrowing and Notice of Swing Line Borrowing shall be irrevocable and binding on the Appropriate Borrower.  In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Appropriate Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e)           Unless the Administrative Agent shall have received notice from an Appropriate Lender prior to the date of any Borrowing under a Facility under which such Lender has a Commitment that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) or (b) of this

Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Appropriate Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and such Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Appropriate Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of such Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate.  If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(f)            The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03.  Issuance of and Drawings and Reimbursement Under Letters of Credit.  (a)  Request for Issuance.  Each Letter of Credit shall be issued upon notice, given not later than 12:00 P.M. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit, or such shorter period as may be agreed upon by the Issuing Bank, by the U.S. Borrower to the Issuing Bank, which shall give to the Administrative Agent and each U.S. Revolving Credit Lender prompt notice thereof by telex or telecopier.  Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed immediately in writing, or telex or telecopier, specifying therein the requested (i) date of such issuance (which shall be a Business Day), (ii) Available LC Amount of such Letter of Credit, (iii) expiration date of such Letter of Credit, (iv) name and address of the beneficiary of such Letter of Credit and (v) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as the Issuing Bank may specify to the U.S. Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”).  If (x) the requested form of such Letter of Credit is acceptable to the Issuing Bank in its sole discretion and (y) it has not received notice of objection to such issuance from the Administrative Agent, the Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the U.S. Borrower at its office referred to in Section 9.02 or as otherwise agreed with the U.S. Borrower in connection with such issuance.  In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b)           Letter of Credit Reports.  The Issuing Bank shall furnish (i) to the Administrative Agent on the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued during the previous week and drawings during such week under all Letters of Credit, (ii) to each U.S. Revolving Credit Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued during the preceding month and drawings during such month under all Letters of Credit and (iii) to the Administrative Agent and each U.S. Revolving Credit Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available LC Amount during the preceding calendar quarter of all Letters of Credit.

(c)           Drawing and Reimbursement.  The payment by the Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft.  Upon written demand by the Issuing Bank, with a copy of such demand to the Administrative Agent, each U.S. Revolving Credit Lender shall purchase from the Issuing Bank, and the Issuing Bank shall sell and assign to each such U.S. Revolving Credit Lender , such Lender’s Pro Rata Share of such outstanding Letter of Credit Advance as of the date of such purchase, by making available for the account of its

Applicable Lending Office to the Administrative Agent for the account of the Issuing Bank, by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Letter of Credit Advance to be purchased by such Lender.  Promptly after receipt thereof, the Administrative Agent shall transfer such funds to the Issuing Bank.  The U.S. Borrower hereby agrees to each such sale and assignment.  Each U.S. Revolving Credit Lender agrees to purchase its Pro Rata Share of an outstanding Letter of Credit Advance on (i) the Business Day on which demand therefor is made by the Issuing Bank; provided notice of such demand is given not later than 12:00 P.M. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time.  Upon any such assignment by the Issuing Bank to any other U.S. Revolving Credit Lender of a portion of a Letter of Credit Advance, the Issuing Bank represents and warrants to such other Lender that the Issuing Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, the Loan Documents or any Loan Party.  If and to the extent that any U.S. Revolving Credit Lender shall not have so made the amount of such Letter of Credit Advance available to the Administrative Agent, such U.S. Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of the Issuing Bank, as applicable.  If such Lender shall pay to the Administrative Agent such amount for the account of the Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by the Issuing Bank shall be reduced by such amount on such Business Day.

(d)           Failure to Make Letter of Credit Advances.  The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.

SECTION 2.04.  Repayment of Advances.

(a)           Intentionally Omitted.

(b)           New Term B Advances.  The U.S. Borrower shall repay to the Administrative Agent for the ratable account of the New Term B Lenders the aggregate outstanding principal amount of the New Term B Advances on the following dates in the amounts indicated (which amount shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.06):

Date	Percentage
June 13, 2004	0.5%
June 13, 2005	0.5%
June 13, 2006	0.5%
June 13, 2007	98.5%

provided, however, that the final principal installment of the New Term B Advances shall be repaid on the Termination Date in respect of the New Term B Facility and in any event shall be in an amount equal to the aggregate principal amount of the New Term B Advances outstanding on such date.

(c)           U.S. Revolving Credit Advances.  The U.S. Borrower shall repay to the Administrative Agent for the ratable account of the U.S. Revolving Credit Lenders on the Termination

Date in respect of the U.S. Revolving Credit Facility the aggregate outstanding principal amount of the U.S. Revolving Credit Advances then outstanding.

(d)           Swing Line Advances.  The U.S. Borrower shall repay to the Administrative Agent for the account of the Swing Line Bank and each other U.S. Revolving Credit Lender that has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing) and the Termination Date in respect of the U.S. Revolving Credit Facility.

(e)           Letter of Credit Advances.  (i)  The U.S. Borrower shall repay to the Administrative Agent for the account of the Issuing Bank and each other U.S. Revolving Credit Lender that has made a Letter of Credit Advance on the earlier of demand and the Termination Date in respect of the U.S. Revolving Credit Facility the outstanding principal amount of each Letter of Credit Advance made by each of them.

(ii)                                  The Obligations of the U.S. Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

(A)                              any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(B)                                any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the U.S. Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(C)                                the existence of any claim, set-off, defense or other right that the U.S. Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D)                               any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E)                                 payment by the Issuing Bank under a Letter of Credit against presentation of a draft or certificate or other document that does not strictly comply with the terms of such Letter of Credit;

(F)                                 any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Guaranty, the Subsidiaries Guaranty or any other guarantee, for all or any of the Obligations of the U.S. Borrower in respect of the L/C Related Documents; or

(G)                                any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the U.S. Borrower or a guarantor.

(f)            Term C Advances.  The U.S. Borrower shall repay to the Administrative Agent for the ratable account of the Term C Lenders the aggregate outstanding principal amount of the Term C Advances on the following dates in the amounts indicated (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.06):

Date	Amount
January 21, 2004	$1,000,000
January 21, 2005	$1,000,000
January 21, 2006	$47,000,000
January 21, 2007	$47,000,000

provided, however, that the final principal installment shall be repaid on the Termination Date in respect of the Term C Facility and in any event shall be in an amount equal to the aggregate principal amount of the Term C Advances outstanding on such date.

(g)           Canadian Revolving Credit Advances.  The Canadian Borrower shall repay to the Administrative Agent for the ratable account of the Canadian Revolving Credit Lenders on the Termination Date in respect of the Canadian Revolving Credit Facility the aggregate outstanding principal amount of the Canadian Revolving Credit Advances then outstanding.

SECTION 2.05.  Termination or Reduction of the Commitments.  (a)  Optional.  Either Borrower may, upon at least two Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the New Term B Commitments, the Term C Commitments, the Letter of Credit Facility, the Unused Canadian Revolving Credit Commitments and the Unused U.S. Revolving Credit Commitments; provided, however, that each partial reduction of a Facility (i) shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and (ii) shall be made ratably among the Appropriate Lenders in accordance with their Commitments with respect to such Facility.

(b)           Mandatory.  (i)  The U.S. Revolving Credit Facility or the Canadian Revolving Credit Facility, as the case may be, shall be automatically and permanently reduced on a pro rata basis on each date on which prepayment thereof is required to be made pursuant to Section 2.06(b)(i) or (ii), in an amount equal to the U.S. Reduction Amount or the Canadian Reduction Amount, as applicable; provided that each such reduction of the U.S. Revolving Credit Facility or the Canadian Revolving Credit Facility, as the case may be, shall be made ratably among the U.S. Revolving Credit Lenders or the Canadian Revolving Credit Lenders, respectively, in accordance with their respective U.S. Revolving Credit Commitments or Canadian Revolving Credit Commitments.

(ii)                                  The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the U.S. Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Facility exceeds the U.S. Revolving Credit Facility after giving effect to such reduction of the U.S. Revolving Credit Facility.

SECTION 2.06.  Prepayments.  (a)  Optional.  The Appropriate Borrower may, on same Business Day’s notice in the case of Base Rate Advances and one Business Day’s notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Appropriate Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and (y) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance such Borrower shall also pay any amounts owing pursuant to Section 9.04(c).  Subject to Section 2.06(c), each such prepayment of any Term C Advances or New Term B Advances shall be applied first, ratably to the outstanding aggregate principal amount of the Advances under the Term C Facility in a manner specified by the U.S. Borrower and, second, to the outstanding aggregate principal amount of the Advances under the New Term B Facility in a manner specified by the Appropriate Borrower.

(b)           Mandatory.  (i)  The Borrowers shall, on the 130th day following the end of each Fiscal Year, if the Leverage Ratio for the Measurement Period ending on the last day of such Fiscal Year exceeds 4.00:1.00, prepay an aggregate principal amount of the Advances comprising part of the same Borrowings in an amount equal to the remainder of (A) 50% of the amount of Excess Cash Flow for such Fiscal Year minus (B) the aggregate amount of any optional prepayments of Term Advances or, to the extent such prepayments permanently reduced the Canadian Revolving Credit Facility or the U.S. Revolving Credit Facility, as the case may be, the amount of any optional prepayments of Canadian Revolving Credit Advances or U.S. Revolving Credit Advances, Swing Line Advances or Letter of Credit Advances, as applicable, made during such Fiscal Year.  Each such prepayment shall, except as otherwise provided in Section 2.06(c) below, be applied first ratably to the outstanding aggregate principal amount of Term C Advances and to the installments thereof in inverse order of maturity, second, to the outstanding aggregate principal amount of the New Term B Advances and to the installments under such Facility in inverse order of maturity, and third, ratably to the Canadian Revolving Credit Facility and the U.S. Revolving Credit Facility as set forth in clause (v) below.

(ii)                                  The Borrowers shall, on the date of receipt of the Net Cash Proceeds by any Loan Party or any of its Restricted Subsidiaries from the sale, lease, transfer or other disposition (other than (x) inventory sold in the ordinary course of business and (y) any sale, lease, transfer or other disposition not occurring in the ordinary course of business) of any assets of, or from the incurrence or issuance of any Debt (other than any Debt incurred or issued in accordance with Section 5.02(b)) by, or the sale or issuance of any Equity Interests (including, without limitation, any capital contribution, but specifically excluding any such Net Cash Proceeds specified in clause (e) of the definition of “Net Cash Proceeds”) by, any Loan Party or any of its Restricted Subsidiaries, prepay an aggregate principal amount of the Advances comprising part of the same Borrowings equal to the amount of such Net Cash Proceeds.  Each such prepayment shall, except as otherwise provided in Section 2.06(c) below, be applied first, ratably to the outstanding aggregate principal amount of the Term C Advances and to the installments thereof in inverse order of maturity, second, to the outstanding aggregate principal amount of the New Term B Advances and to the installments under such Facility in inverse order of maturity, and third, ratably to the Canadian Revolving Credit Facility and the U.S. Revolving Credit Facility as set forth in clause (v) below.  Each Borrower shall, on the date of receipt of the Net Cash Proceeds by any Loan Party or any of its Restricted Subsidiaries from the sale, lease, transfer or other disposition of any assets not occurring in the ordinary course of business, prepay an aggregate principal amount of the Advances comprising part of the same Borrowings equal to the amount of such Net Cash Proceeds.  Each such prepayment shall, except as otherwise provided in Section 2.06(c) below, be applied, first, ratably to the Term C Facility, the Canadian Revolving Credit Facility and the U.S. Revolving Credit Facility and to the installments under each such Facility (if any) in inverse order of maturity and, second, to the New Term B Facility and to the installments under such Facility in inverse order of maturity.

(iii)                               The U.S. Borrower shall, on each Business Day, prepay an aggregate principal amount of the U.S. Revolving Credit Advances comprising part of the same Borrowings, the Letter of Credit Advances and the Swing Line Advances equal to the amount by which (A) the sum of the aggregate principal amount of (x) the U.S. Revolving Credit Advances, (y) the Letter of Credit Advances and (z) the Swing Line Advances then outstanding plus the aggregate Available LC Amount of all Letters of Credit then outstanding exceeds (B) the U.S. Revolving Credit Facility on such Business Day (after giving effect to any permanent reduction thereof pursuant to Section 2.05 on such Business Day).  The Canadian Borrower shall, on each Business Day, prepay an aggregate principal amount of the Canadian  Revolving Credit Advances comprising part of the same Borrowings equal to the amount by which the aggregate principal amount of the Canadian Revolving Credit Advances then outstanding exceeds the Canadian  Revolving Credit Facility on such Business Day (after giving effect to any permanent reduction thereof pursuant to Section 2.05 on such Business Day).

(iv)                              In the event that a Term C Lender is a Declining Term C Lender pursuant to Section 2.06(c) below, the Appropriate Borrower shall prepay an aggregate principal amount outstanding under the New Term B Facility (on a pro rata basis and to the installments under such Facility in the manner specified in this Section 2.06 for such applicable prepayment) in an amount equal to 100% of the Declined Amount.

(v)                                 Prepayments of the U.S. Revolving Credit Facility made pursuant to clause (i), (ii) or (iii) of this Section 2.06(b) below shall be first applied to prepay Letter of Credit Advances then outstanding until such Advances are paid in full, second applied to prepay Swing Line Advances then outstanding until such Advances are paid in full and third applied to prepay U.S. Revolving Credit Advances then outstanding comprising part of the same Borrowings until such Advances are paid in full; and, in the case of prepayments of the U.S. Revolving Credit Facility required pursuant to clause (i) or (ii) above, the amount remaining (if any) after the prepayment in full of the Advances then outstanding (the sum of such prepayment amounts and remaining amount being referred to herein as the “U.S. Reduction Amount”) may be retained by the U.S. Borrower and the U.S. Revolving Credit Facility shall be permanently reduced as set forth in Section 2.05(b)(i).  Prepayments of the Canadian Revolving Credit Facility made pursuant to clause (i), (ii) or (iii) of this Section 2.06(b) below shall be applied to prepay Canadian Revolving Credit Advances then outstanding comprising part of the same Borrowings until such Advances are paid in full; and, in the case of prepayments of the Canadian Revolving Credit Facility required pursuant to clause (i) or (ii) above, the amount remaining (if any) after the prepayment in full of the Advances then outstanding (the sum of such prepayment amounts and remaining amount being referred to herein as the “Canadian Reduction Amount”) may be retained by the Canadian Borrower and the Canadian Revolving Credit Facility shall be permanently reduced as set forth in Section 2.05(b)(i).

(vi)                              All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

(vii)                           Notwithstanding any other provision of this Section 2.06, the Canadian Borrower shall not be liable for or required to repay any Obligation of the Loan Parties under the Loan Documents other than those Obligations incurred under the Canadian Revolving Credit Facility.

(viii)                        Notwithstanding any of the other provisions of this Section 2.06(b), so long as no Default under Section 7.01(a) or 7.01(f) or Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Advances is required to be made under this Section 2.06(b) other than on the last day of the Interest Period therefor, the Borrower to which such Eurodollar Rate Advances were made may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made hereunder into the Cash Collateral Account of such Borrower until the last day of such Interest Period, at which time the Administrative Agent shall, subject to the provisions of Section 2.06(c) below, be authorized (without any further action by or notice to or from such Borrower) to apply such amount to the prepayment of such Advances in accordance with this Section 2.06(b).

(c)           Term Opt-Out.  With respect to any prepayment of the Term C Advances required pursuant to Section 2.06(b)(i) or (ii) above, any Term C Lender, at its option, may elect, so long as there are any amounts outstanding under the New Term B Facility, not to accept its ratable portion of such prepayment in which event the provisions of the next sentence shall apply.  Any Term C Lender declining such prepayment (such Lender being a “Declining Term C Lender” and the amount of such Lender’s ratable portion of such prepayment being the “Declined Term C Amount”) shall give written notice to the Administrative Agent by 11:00 A.M. (New York City Time) on the Business Day immediately preceding the date on which such prepayment would otherwise be made (the “Term C Prepayment Date”).  On the Term C Prepayment Date, the Declined Term C Amount shall be used to prepay the New Term B Facility as set forth in Section 2.06(b)(iv).

SECTION 2.07.  Interest.  (a)  Scheduled Interest.  Each Borrower shall pay interest on the unpaid principal amount of each Advance owing by it to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)                                     Base Rate Advances.  During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last Business Day of each March, June, September and December during such periods, subject, however, to the provisions of subsection (b) of this Section 2.07.

(ii)                                  Eurodollar Rate Advances.  During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full, subject, however, to the provisions of subsection (b) of this Section 2.07.

(b)           Default Interest.  If all or a portion of (i) the principal amount of any Advance or (ii) any interest payable thereon or fees or other amounts payable under this Agreement shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the aggregate principal amount of all Advances outstanding at such time shall bear interest, payable on demand, at a rate per annum that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% per annum or (y) in the case of any overdue interest, fees or other amounts payable, to the extent permitted by applicable law, the rate described in Section 2.07(a)(i) plus 2% per annum, in each case, from the date of such non-payment to the date on which such overdue amount is paid in full (after as well as before judgment).

(c)           Notice of Interest Rate.  Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), the Administrative Agent shall give notice to the Appropriate Borrower and each Appropriate Lender of the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (ii), and the applicable rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate under clause (a)(ii).

(d)           Interest Rate Determination.  (i)  Each Reference Bank agrees to furnish to the Administrative Agent timely information for the purpose of determining each Eurodollar Rate.  If any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.

(ii)                                  If fewer than two Reference Banks are able to furnish timely information to the Administrative Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances,

(iii)                               the Administrative Agent shall forthwith notify the Appropriate Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

(iv)                              each such Advance will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(v)                                 the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Appropriate Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.08.  Fees.  (a)  Commitment Fee.  (i) The U.S. Borrower shall pay to the Administrative Agent for the account of each Lender having a U.S. Revolving Credit Commitment and (ii) the Canadian Borrower shall pay to the Administrative Agent for the account of each Lender having a Canadian Revolving Credit Commitment, in each case a commitment fee, from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date, payable in arrears on the date of the initial Borrowing hereunder, thereafter quarterly on the last Business Day of each March, June, September and December, commencing June 30, 2003, and on the Termination Date, at the rate per annum equal to the Applicable Percentage of the sum of the average daily Unused U.S. Revolving Credit Commitment or Unused Canadian Revolving Credit Commitment, as the case may be, of such Lender plus, in respect of such Lender that is a U.S. Revolving Credit Lender only, its Pro Rata Share of the average daily outstanding Swing Line Advances during such quarter; provided, however, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b)           Letter of Credit Fees, Etc.  (i)  The U.S. Borrower shall pay to the Administrative Agent for the account of each U.S. Revolving Credit Lender a commission, payable in arrears quarterly on the last Business Day of each March, June, September and December, commencing June 30, 2003, and on the earliest to occur of the full drawing expiration, termination or cancellation of any such Letter of Credit and on the Termination Date, on such Lender’s Pro Rata Share of the average daily aggregate Available LC Amount of all Letters of Credit outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurodollar Rate Advances under the U.S. Revolving Credit Facility then in effect.

(ii)                                  The U.S. Borrower shall pay to the Issuing Bank, for its own account, (A) a fronting fee, payable in arrears quarterly on the last Business Day of each March, June, September and December, commencing June 30, 2003, and on the Termination Date, on the average daily aggregate Available LC Amount of all Letters of Credit outstanding from time to time at the rate of 0.25% per annum and (B) such other reasonable and customary commissions, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the U.S. Borrower and the Issuing Bank shall agree.

(c)           Administrative Agent’s Fees.  The U.S. Borrower shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between the U.S. Borrower and the Administrative Agent.

SECTION 2.09.  Conversion of Advances.  (a)  Optional.  Either Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 12:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.10, Convert all or any portion of the Advances of one Type owed by it comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest

Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Facility.  Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances.  Each notice of Conversion shall be irrevocable and binding on such Borrower.

(b)           Mandatory.  (i)  On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $2,000,000, such Advances shall automatically Convert into Base Rate Advances.

(ii)                                  If the Appropriate Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify such Borrower and the Appropriate Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(iii)                               Upon the occurrence and during the continuance of any Default under Section 7.01(a), (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.10.  Increased Costs, Etc.  (a)  In the event that, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation or administration of any applicable law or regulation after the Closing Date, (ii) the compliance with any applicable guideline or request from any central bank or other governmental authority (whether or not having the force of law) or (iii) any other circumstance affecting the interbank Eurodollar market or the position of any Lender Party in such market which leads such Lender Party to reasonably determine that the Eurodollar Rate for any Interest Period for any Eurodollar Rate Advance made by such Lender Party will not adequately reflect the cost to such Lender of making, funding or maintaining such Eurodollar Rate Advance for such Interest Period, there shall be any increase in the cost to or reduction in the amount received or receivable by any Lender Party as a result of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding for purposes of this Section 2.10 any such increased costs resulting from (A) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (B) changes in the basis of taxation of overall net income or overall gross income by the United States or Canada or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the U.S. Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender Party, in its reasonable discretion, shall determine) sufficient to compensate such Lender Party for such increased cost; provided, however, that a Lender Party claiming additional amounts under this Section 2.10(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office for any Advances affected by such event if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue; provided that such designation is made on terms that such Lender Party and its Applicable Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of this subsection (a).  A certificate as to the amount of such increased cost and showing in reasonable detail the basis for the calculation thereof, submitted to such Borrower by such Lender Party at the time of demand, shall be conclusive and binding for all purposes, absent manifest error.

(b)           If, due to either (i) the introduction of or any change in or in the interpretation or administration of any applicable law or regulation after the Closing Date or (ii) the compliance with any applicable guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the amount of capital required or expected to be maintained by any Lender Party or any corporation controlling such Lender Party which has or would have the effect of reducing the rate of return on such Lender Party’s capital or assets as a result of or based upon the existence of such Lender Party’s commitments and obligations under this Agreement to a level below that which such Lender Party could have achieved but for such change or compliance (taking into consideration such Lender Party’s or any corporation controlling such Lender Party’s policies with respect to capital adequacy), then, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), the U.S. Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, it being understood and agreed that a Lender Party shall not be entitled to such compensation as a result of such Lender Party’s compliance with, or pursuant to any request or directive to comply with, any such law, regulation, guideline or request in effect on the Closing Date.  Any amount payable pursuant to this Section 2.10(b) shall be payable only to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend or to issue Letters of Credit hereunder or to the issuance or maintenance of any Letters of Credit.  A certificate as to such amounts and showing in reasonable detail the basis for the calculation thereof submitted to such Borrower by such Lender Party at the time of demand shall be conclusive and binding for all purposes, absent manifest error.

(c)           Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, with respect to any Eurodollar Rate Advance affected by circumstances described in this subsection (c), such Borrower will, and with respect to any Eurodollar Rate Advance affected by circumstances described in subsections (a) or (b) above, such Borrower may, either (i) on the last day of the then existing Interest Period therefor, convert each Eurodollar Rate Advance affected by such circumstances into a Base Rate Advance or (ii) if the affected Eurodollar Rate Advance is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that such Borrower was notified by a Lender Party pursuant to subsection (a) or (b) above or this subsection (c) (as applicable); provided that if more than one Lender Party is affected at any time, then all affected Lender Parties must be treated in the same manner pursuant to this Section 2.10(c).  In the event of an illegality as described in clause (i) of this subsection (c) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Appropriate Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender Party agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office for any Advances affected by such event if the making of such a designation would allow such Lender Party or its Applicable Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances; provided that such designation is made on terms that such Lender Party and its Applicable Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of this subsection.

(d)           Anything in this Agreement to the contrary notwithstanding, to the extent any notice under Section 2.10, 2.12 or 9.04(c) is given by any Lender Party more than 180 days after such Lender Party has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Section 2.10, 2.12 or 9.04(c), as the case may be, such Lender Party shall not be entitled to compensation under such Section for any such amounts incurred or accruing prior to the giving of such notice to the Appropriate Borrower.

SECTION 2.11.  Payments and Computations.  (a)  Each Borrower shall make each payment owed by it hereunder and under the Notes, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.15), not later than 12:00 P.M. (New York City time) on the day when due (or, in the case of payments made by the U.S. Borrower pursuant to Section 6.01, on the date of demand therefor) in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds.  The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by a Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by a Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)           If the Administrative Agent receives funds for application to the Obligations under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each Lender Party ratably in accordance with such Lender Party’s proportionate share of the principal amount of all outstanding Advances and the Available LC Amount of all Letters of Credit then outstanding, in repayment or prepayment of such of the outstanding Advances or other Obligations owed to such Lender Party, and for application to such principal installments, as the Administrative Agent shall direct.

(c)           The Borrowers hereby authorize each Lender Party, if and to the extent payment owed to such Lender Party is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time against any or all of the Appropriate Borrower’s accounts with such Lender Party any amount so due.

(d)           All computations of interest, fees and commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable; provided that (i) interest in respect of which the rate of interest is calculated on the basis of clause (a) of the definition of “Base Rate” contained in Section 1.01, (ii) commitment fees payable pursuant to Section 2.08(a) and (iii) Letter of Credit fees payable pursuant to Section 2.08(b) shall be calculated on the basis of a year of 365 (or 366, as the case may be) days for the actual number of days elapsed; and provided further that for purposes of the Interest Act (Canada), whenever interest hereunder is to be calculated at a rate based upon a 360 day period (the “Applicable Rate”), the rate or percentage of interest on a yearly basis is equivalent to such Applicable Rate multiplied by the actual number of days in the year divided by 360.  Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(e)           Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(f)            Unless the Administrative Agent shall have received notice from the Appropriate Borrower prior to the date on which any payment is due to any Lender Party hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party.  If and to the extent such Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.12.  Taxes.  (a)  Any and all payments by either Borrower hereunder or under the Notes shall be made, in accordance with Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender Party and the Administrative Agent, (A) taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income or, in the case of any Canadian Revolving Credit Lender, capital (and franchise taxes imposed in lieu thereof) by the state, province or other jurisdiction under the laws of which such Lender Party or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and (B) any taxes imposed on the Administrative Agent or any Lender Party as a result of a current or former connection between the Administrative Agent or such Lender Party, as the case may be, and the jurisdiction imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from the Administrative Agent or such Lender Party having executed, delivered or performed its obligations or received any payment under, or sought enforcement of, this Agreement) and (ii) (A) in the case of each Lender Party, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state, province or other jurisdiction of such Lender Party’s Applicable Lending Office or any political subdivision thereof and (B) in the case of each Canadian Revolving Credit Lender, taxes that are imposed on its overall capital under the federal or provincial laws of Canada (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”) unless such Borrower is required by law or the interpretation or administration thereof to withhold or deduct Taxes.  If either Borrower shall be required by law or the interpretation or administration thereof by the relevant taxing authority to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender Party or the Administrative Agent, (x) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (y) such Borrower shall make such deductions and (z) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law; provided, however, that the U.S. Borrower shall not be required to increase any such amounts otherwise payable to a Lender Party that is not organized under the laws of the United States or a state thereof so long as such Lender Party fails to comply with the requirements of subsection (e) below.

(b)           In addition, each Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made by it hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).

(c)           Each Borrower shall indemnify each Lender Party and the Administrative Agent for and hold it harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender Party or the Administrative Agent (as the case may be), and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto that would not have arisen but for the Appropriate Borrower’s failure to pay any Taxes or Other Taxes when due to the appropriate taxing authority or remit to the Administrative Agent the receipts or other documentary evidence required under subsection (d) below.  This indemnification shall be made within 30 days from the date such Lender Party or the Administrative Agent (as the case may be) makes written demand therefor.

(d)           Promptly after the date of any payment of Taxes, the Appropriate Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment.  In the case of any payment hereunder or under the Notes by or on behalf of such Borrower through an account or branch outside the United States or by or on behalf of such Borrower by a payor that is not a United States person, if such Borrower determines that no Taxes are payable in respect thereof, such Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel reasonably acceptable to the Administrative Agent stating that such payment is exempt from Taxes.  For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)           Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender or Initial Issuing Bank, as the case may be, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as requested in writing by the U.S. Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the U.S. Borrower with two original properly completed and duly executed Internal Revenue Service Forms W-8BEN or W-8ECI or (in the case of a Lender Party that has certified in writing to the Administrative Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of such Borrower or (iii) a controlled foreign corporation related to such Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), Internal Revenue Service Form W-8BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes or, in the case of a Lender Party that has certified that it is not a “bank” as described above, certifying that such Lender Party is a foreign corporation, partnership, estate or trust.  Each such Lender Party hereby agrees, from time to time after the initial delivery by such Lender Party of such forms or certificates, whenever a lapse in time or change in circumstances renders such forms or certificates obsolete or inaccurate in any material respect, that such Lender Party shall promptly (i) deliver to the U.S. Borrower and the Administrative Agent two new original copies of Internal Revenue Service Forms W-8BEN or W-8ECI, or (in the case of a Lender Party that has certified in writing to the Administrative Agent that it is not (A) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code), (B) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of such Borrower or (C) a controlled foreign corporation related to such Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), as appropriate, properly completed and duly executed by such Lender Party or (ii) notify the Administrative

Agent and the U.S. Borrower of its inability to deliver any such forms or certificates.  If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date.  If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date of the Existing Credit Agreement (in the case of Lender Parties other than Term C Lenders) or on the date hereof (in the case of Term C Lenders) by Internal Revenue Service form W-8BEN or W-8ECI or the related certificate described above, that the Lender Party reasonably considers to be confidential, the Lender Party shall give notice thereof to such Borrower and shall not be obligated to include in such form or document such confidential information.

(f)            In respect of any Canadian Revolving Credit Advance made to the Canadian Borrower by any Lender Party, such Lender Party (i) represents and warrants to the Canadian Borrower that it is a resident of Canada for purposes of the Income Tax (Canada) or is an authorized foreign bank deemed to be a resident of Canada for purposes of Part XIII of the Income Tax (Canada) in respect of any amount paid to such Lender Party under the Canadian Revolving Credit Facility (ii) agrees that if such Lender Party is not a resident of Canada at the time such payments are made that the Canadian Borrower may withhold and remit Taxes pursuant to subsection (a) (and (c), if applicable) and that such Lender Party shall not be entitled to indemnification under subsection (a) or (c) with respect to Taxes or Other Taxes imposed by Canada or any political subdivision or taxing authority thereof or therein that arise by virtue of such Lender Party being a non-resident of Canada for purposes of the Income Tax Act (Canada); and (iii) covenants and agrees to promptly advise the U.S. Borrower if such Lender Party changes its residency for purposes of the Income Tax Act (Canada) in accordance with the provisions of clause (i) above and to cooperate with the Canadian Borrower to provide, at either Borrower’s reasonable request, information necessary to determine the amount of withholding or deduction that may be required.

(g)           For any period with respect to which either (i) a Lender Party has failed to provide the U.S. Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which a form, certificate or other document originally was required to be provided or if such form otherwise is not required under subsection (e) above) or (ii) any representation or certification made by a Lender Party pursuant to subsection (e) or (f) above is incorrect in any material respect at the time a payment hereunder is made (other than by reason of any change in treaty, law or regulation having effect after the date of such representation or certification when made), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) with respect to Taxes imposed by the United States or Canada by reason of such failure or incorrectness, as the case may be; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, such Borrower shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

(h)           Any Lender Party claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office or designate a different Applicable Lending Office if the making of such a change or designation would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue; provided that such change or designation is made on terms that such Lender Party and its Applicable Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of subsection (a) or (c) above.

(i)            If the U.S. Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant Lender Party or the Administrative Agent, as applicable, shall cooperate with the U.S. Borrower in challenging such taxes at the U.S. Borrower’s expense if so requested by the U.S. Borrower.  If any Lender Party or the Administrative Agent, as applicable, receives a refund of a tax for which a payment has been made by the U.S. Borrower pursuant to this Section, which refund in the good faith judgment of such Lender Party or Administrative Agent, as the case may be, is attributable to such payment made by the U.S. Borrower, then the Lender Party or the Administrative Agent, as the case may be, shall reimburse the U.S. Borrower for such amount as the Lender Party or the Administrative Agent, as the case may be, determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position than it would have been in if the payment had not been required.  If a Lender Party or the Administrative Agent is required to return all or a portion of any refund for which reimbursement was made under the preceding sentence to the authority that granted such refund, the U.S. Borrower shall pay over to such Lender Party or the Administrative Agent, as the case may be, the portion of such reimbursement as will leave such Lender Party or the Administrative Agent, as the case may be, in no better or worse position than if no such reimbursement had been made.  A Lender Party or the Administrative Agent shall claim any refund that it determines in good faith is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim; provided, however, that each Lender Party and the Administrative Agent shall be fully justified in refusing to claim any such refund, unless, if it so requests, it shall first be indemnified to its satisfaction against any expense that may be incurred by it in connection therewith.  Nothing herein contained shall interfere with the right of a Lender or the Administrative Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or the Administrative Agent to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or the Administrative Agent to do anything that would prejudice its ability to benefit from any other reliefs, remissions or repayments to which it may be entitled.

(j)            Each Lender Party represents and agrees that, on the date hereof and at all times during the term of this Agreement, it is not and will not be a conduit entity participating in a conduit financing arrangement (as defined United States Treasury regulations Section 881-3) with respect to the Borrowings hereunder (other than a conduit financing arrangement in which the Appropriate Borrower, or an Affiliate thereof, is a financing entity) unless the Appropriate Borrower has consented to such arrangement prior thereto.

SECTION 2.13.  Sharing of Payments, Etc.  Subject to the priority of payments specifically set forth herein or in any other Loan Document in respect of the Collateral or the Subsidiary Guaranty and subject to the provisions of Section 9.07(g)(vi) hereof, if any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) (a) on account of Obligations due and payable to such Lender Party hereunder and under the Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Loan Documents at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Loan Documents at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Loan Documents at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such participations in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered.  Each Borrower agrees that any Lender Party so purchasing a participation from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender Party were the direct creditor of such Borrower in the amount of such participation.

SECTION 2.14.  Use of Proceeds.  The proceeds (a) of the New Term B Advances and the Canadian Revolving Credit Advances made on the Closing Date shall be available (and each Borrower agrees that it shall use such proceeds) solely to repay in full any amounts outstanding under “Revolving Credit Facility”, “Term A Facility” and “Term B Facility” (each as defined in the Existing Credit Agreement) and to pay transaction fees and expenses associated with the Refinancing, and (b) of the Canadian Revolving Credit Advances made after the Closing Date and the U.S. Revolving Credit Advances and issuances of Letters of Credit shall be available (and each Appropriate Borrower agrees that it shall use such proceeds and Letters of Credit) to provide working capital for the Canadian Borrower, the U.S. Borrower and its Subsidiaries and for other general corporate purposes.

SECTION 2.15.  Defaulting Lenders.  (a)  In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to either Borrower and (iii) such Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then such Borrower may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of such Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance.  In the event that, on any date, such Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by such Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date under the Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.01.  Such Advance shall be a Base Rate Advance and shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be Eurodollar Rate Advances on the date such Advance is deemed to be made pursuant to this subsection (a).  Each Borrower shall notify the Administrative Agent at any time such Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a).  Any portion of such payment otherwise required to be made by either Borrower to or for the account of such Defaulting Lender which is paid by such Borrower, after giving effect to the amount set off and otherwise applied by such Borrower pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this Section 2.15.

(b)           In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to the Administrative Agent or any of the other Lender Parties and (iii) the Appropriate Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Lender Parties and to the fullest extent permitted by applicable law, apply at such time the amount so paid by such Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount.  In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date.  Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Lender Parties, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent and such other Lender Parties and, if the amount of such payment made by such Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Administrative Agent and the other Lender Parties, in the following order of priority:

(A)                              first, to the Administrative Agent for any Defaulted Amount then owing to the Administrative Agent; and

(B)                                second, to any other Lender Parties for any Defaulted Amounts then owing to such other Lender Parties, ratably in accordance with such respective Defaulted Amounts then owing to such other Lender Parties.

Any portion of such amount paid by such Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b), shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.15.

(c)           In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) either Borrower, the Administrative Agent or any other Lender Party shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then such Borrower or such other Lender Party shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it.  Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with Citibank, in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c).  The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be Citibank’s standard terms applicable to escrow accounts maintained with it.  Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (c).  The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender Party, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

(A)                              first, to the Administrative Agent for any amount then due and payable by such Defaulting Lender to the Administrative Agent hereunder;

(B)                                second, to any other Lender Parties for any amount then due and payable by such Defaulting Lender to such other Lender Parties hereunder, ratably in accordance with such respective amounts then due and payable to such other Lender Parties; and

(C)                                third, to such Borrower for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that any Lender Party that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender Party shall be distributed by the Administrative Agent to such Lender Party and applied by such Lender Party to the Obligations owing to such Lender Party at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

(d)           The rights and remedies against a Defaulting Lender under this Section 2.15 are in addition to other rights and remedies that either Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and that the Administrative Agent or any Lender Party may have against such Defaulting Lender with respect to any Defaulted Amount.

ARTICLE III

CONDITIONS OF EFFECTIVENESS AND LENDING

SECTION 3.01.  Conditions Precedent to the Initial Extension of Credit.  The obligation of each Lender to make an Advance on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent before or concurrently with the Initial Extension of Credit and this Agreement shall become effective on and as of the date hereof (the “Closing Date”) when all such conditions shall have been satisfied:

(a)           The majority of the Term C Lenders shall have consented to the Refinancing and any other transactions contemplated under this Agreement and the other Loan Documents.

(b)           The Administrative Agent shall be reasonably satisfied with the corporate and legal structure and capitalization of each Loan Party, including the terms and conditions of the charter, bylaws and each class of capital stock of each Loan Party and of each agreement or instrument relating to such structure or capitalization.

(c)           The Administrative Agent shall be reasonably satisfied that all Debt of the U.S. Borrower and its Restricted Subsidiaries outstanding immediately before giving effect to the Refinancing, other than the Debt (the “Surviving Debt”) identified on Schedule 3.01(c), has been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished and that all such Debt on Schedule 3.01(c) shall be on terms and conditions reasonably satisfactory to the Administrative Agent.

(d)           On the Closing Date, the Leverage Ratio, determined on a pro forma basis after giving effect to the Refinancing and any other transactions contemplated under the Loan Documents, shall not exceed 7.00:1.

(e)           Before giving effect to the Refinancing and the other transactions contemplated by this Agreement, there shall have occurred no material adverse change in the business, financial condition, operations, assets, liabilities or prospects of any Loan Party or any of its Subsidiaries since December 31, 2002.

(f)            There shall have occurred no material adverse change in loan syndication, financial or capital market conditions generally that has impaired or could reasonably be expected to impair syndication of the Facilities.

(g)           There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) would reasonably be likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note, any other Loan Documents, any Related Document or the consummation of the transactions contemplated hereby.

(h)           Nothing shall have come to the attention of the Lender Parties to lead them to believe (i) that the Information Memorandum was or has become misleading, incorrect or incomplete in any material respect or (ii) that, following the consummation of the Refinancing, either Borrower or its Subsidiaries would not have good and marketable title to all material assets of such Borrower and such Subsidiaries reflected in the Information Memorandum; without limiting the generality of the foregoing, the Lender Parties shall have been given such access to the management, records, books of account, contracts and properties of the Borrowers and their respective Restricted Subsidiaries as they shall have reasonably requested.

(i)            All governmental and third party consents and approvals necessary in connection with the Refinancing, the Loan Documents and the Related Documents and the transactions contemplated thereby shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Administrative Agent) and shall remain in effect; all applicable waiting periods shall have expired without any action being taken by any competent authority; and no law or regulation shall be applicable in the reasonable judgment of the Administrative Agent that restrains, prevents or imposes materially adverse conditions upon the Loan Documents and the Related Documents and the transactions contemplated thereby.

(j)            The Administrative Agent shall have received the fees referred to in Section 2.08(c) to be received on the Closing Date, and each Lead Arranger shall have received fees under a separate letter agreement, dated May 21, 2003, between the U.S. Borrower and such Lead Arranger.

(k)           The Administrative Agent shall have received on or before the day of the Initial Extension of Credit the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender Party:

(i)                                     The Notes (other than the Term C Notes) payable to the order of the Lenders (other than the Term C Lenders).

(ii)                                  Certified copies of the resolutions of the Board of Directors of each Borrower and each other Loan Party approving each Loan Document to which it is or is to be a party and the transactions contemplated thereby, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the Refinancing, this Agreement, the Notes and each other Loan Document.

(iii)                               A copy of a certificate of the Secretary of State of the jurisdiction of its incorporation, or in the case of the Canadian Borrower, the Ministry of Consumer and Commercial Relations of the Province of Ontario (the “Ontario Ministry”), dated reasonably near the date of the Initial Extension of Credit, listing the charter of each Borrower and each other Loan Party and each amendment thereto on file in his office and certifying that (A) such amendments are the only amendments to such Borrower’s or such other Loan Party’s charter on file in his office, (B) each such Borrower and each such other Loan Party have paid all franchise taxes to the date of such certificate and (C) each Borrower and each other Loan Party are duly incorporated and in good standing under the laws of the State or Province of the jurisdiction of its incorporation.

(iv)                              A certificate of each Borrower and each other Loan Party, signed on behalf of such Borrower and such other Loan Party by its President or a Vice President and its Secretary or any Assistant Secretary (or in the case of Accuride Erie by a duly authorized officer of the sole member of its general partner), dated the date of the Initial Extension of Credit (the statements made in which certificate shall be true on and as of the date of the Initial Extension of Credit), certifying as to (A) the absence of any amendments to the charter of such Borrower or such other Loan Party since the date of the certificate referred to in Section 3.01(k)(iii), (B) a true and correct copy of the bylaws of such Borrower and such other Loan Party as in effect on the date of the Initial Extension of Credit, (C) the absence of any proceeding for the dissolution or liquidation of such Borrower or such other Loan Party, (D) the truth and accuracy of the representations and warranties contained in the Loan Documents in all material respects as though made on and as of the date of the Initial Extension of Credit and (E) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default.

(v)                                 A certificate of the Secretary or an Assistant Secretary of each Borrower and each other Loan Party certifying the names and true signatures of the officers of such Borrower and such other Loan Party authorized to sign this Agreement, the Notes and each other Loan Document to which they are or are to be parties and the other documents to be delivered hereunder and thereunder.

(vi)                              A Pledge Agreement Supplement (the “Mexico Stock Pledge Agreement Supplement”) duly executed by the U.S. Borrower, together with:

(A)                              certificates representing 65% of the issued and outstanding stock of the Mexico Subsidiary, accompanied by undated stock powers executed in blank,

(B)                                copies of proper financing statements or amendments thereto, to be duly filed on or before the day of the Initial Extension of Credit under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under such Mexico Stock Pledge Agreement Supplement, covering the Collateral described therein,

(C)                                completed requests for information, dated on or before the date of the Initial Extension of Credit, listing all other effective financing statements filed in the jurisdictions referred to in clause (B) above that name the U.S.

Borrower or any other Loan Party as debtor, together with copies of such other financing statements,

(D)                               evidence of the completion of recordings and filings, if any, of or with respect to such Mexico Stock Pledge Agreement Supplement that the Administrative Agent may reasonably deem necessary or desirable in order to perfect and protect the Liens created thereby,

(E)                                 evidence that all other action that the Administrative Agent may reasonably deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under any of the Collateral Documents (including, without limitation, any action so deemed necessary or desirable as a result of changes in the names or corporate structure of any of the U.S. Borrower’s subsidiaries) has been taken and remains in full force and effect, and

(F)                                 evidence of the insurance, if any, required by the terms of any of the Collateral Documents.

(vii)                           A consent (the “Subsidiaries Guaranty Consent”) to this Agreement dated as of the date hereof and duly executed by the Subsidiary Guarantors.

(viii)                        (A) a duly executed pledge agreement or equivalent document (the “Mexican Pledge Agreement”) in substantially the form of Exhibit H hereto and evidence of the completion of all recordings, filings and other actions necessary under Mexican law to perfect the pledge by the U.S. Borrower of 65% of the stock of the Mexico Subsidiary and (B) a favorable opinion of Mexican counsel, in substantially the form of Exhibit I hereto, and to such other matters as any Lender Party through the Administrative Agent may reasonably request.

(ix)                                A duly executed confirmation and amendment (the “Confirmation and Amendment”) made by the Canadian Borrower to the Administrative Agent for the benefit of the Secured Parties under the Canadian Security Agreement and evidence of the completion of all recordings, filings and other actions necessary under Canadian law to perfect and protect the first priority security interest created by the Canadian Borrower under the Canadian Security Agreement.

(x)                                   Such financial, business and other information regarding each Loan Party as the Lender Parties shall have reasonably requested, including, without limitation, (A) audited Consolidated financial statements of the U.S. Borrower and its Consolidated Subsidiaries for Fiscal Year 2002, (B) unaudited Consolidated financial statements of the U.S. Borrower and its consolidated Subsidiaries for each Fiscal Quarter in Fiscal Year 2003 that ended more than 45 days prior to the Closing Date, (C) a Consolidated pro forma balance sheet of the U.S. Borrower and its Consolidated Subsidiaries as of the Closing Date after giving effect to the Refinancing and other transactions and financings contemplated by the Loan Documents, and (D) Consolidated forecasted financial statements of the U.S. Borrower and its Consolidated Subsidiaries for the five-year period after the Closing Date, all of the foregoing (including, without limitation, the statements to be delivered pursuant to clauses (A) through (D) above) to be in form and substance reasonably satisfactory to the Administrative Agent (and, in the case of clause (B), to the Lead Arrangers).

(xi)                                Certificates, in substantially the form of Exhibit G hereto, attesting to the Solvency of each of the Borrowers after giving effect to the Refinancing and the other transactions contemplated hereby, from its chief financial officer or, in the case of the Canadian Borrower, its assistant treasurer.

(xii)                             A favorable opinion of Latham and Watkins LLP, U.S. counsel for the Borrowers, in substantially the form of Exhibit D hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.

(xiii)                          A favorable opinion of David K. Armstrong, General Counsel of the U.S. Borrower, in substantially the form of Exhibit E hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.

(xiv)                         A favorable opinion of Osler, Hoskin & Harcourt, Canadian counsel for the Canadian Borrower, in substantially the form of Exhibit F to this Agreement and as to such other matters (including, without limitation, any withholding tax matters) as any Lender Party through the Administrative Agent may reasonably request.

(xv)                            A favorable opinion of Shearman & Sterling, counsel for the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

SECTION 3.02.  Conditions Precedent to Each Borrowing and Issuance.  The obligation of each Appropriate Lender to make an Advance (other than a Letter of Credit Advance made by the Issuing Bank or a U.S. Revolving Credit Lender pursuant to Section 2.03(c) and a Swing Line Advance made by a U.S. Revolving Credit Lender pursuant to Section 2.02(b)) on the occasion of each Borrowing (including the Initial Extension of Credit), and the obligation of the Issuing Bank to issue a Letter of Credit (including the initial issuance) or renew a Letter of Credit and the right of the U.S. Borrower to request a Swing Line Borrowing, shall be subject to the further conditions precedent that on the date of such Borrowing or issuance or renewal (a) the following statements shall be true in all material respects (and each of the giving of the applicable Notice of Borrowing, Notice of Swing Line Borrowing, Notice of Issuance or Notice of Renewal and the acceptance by the Appropriate Borrower of the proceeds of such Borrowing or of such Letter of Credit or the renewal of such Letter of Credit shall constitute a representation and warranty by such Borrower that both on the date of such notice and on the date of such Borrowing or issuance or renewal such statements are true):

(a)           the representations and warranties contained in each Loan Document are correct in all material respects on and as of such date, before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing or issuance or renewal, in which case, as of such specific date; and

(b)           no event has occurred and is continuing, or would result from such Borrowing or issuance or renewal or from the application of the proceeds therefrom, that constitutes a Default.

SECTION 3.03.  Determinations Under Section 3.01.  For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Initial Extension of Credit specifying its objection thereto and, if the Initial Extension of Credit consists of a Borrowing and such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.  Representations and Warranties of Each Borrower.  Each Borrower represents and warrants as follows:

(a)           Loan Parties - Due Organization and Formation; Good Standing; Corporate, Company and Partnership Power and Authority; Capital Stock.  Each Loan Party (other than Henderson LLC, AKW LLC and Accuride Erie) (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to be so qualified or in good standing has not had or would not reasonably be likely to have a Material Adverse Effect and (iii) has all requisite corporate power and authority (including, without limitation, all material governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.  All of the outstanding capital stock of the U.S. Borrower has been validly issued, is fully paid and non-assessable and is owned by the Investor Group in the amounts specified on Schedule 4.01(a) free and clear of all Liens.  Each of Henderson LLC and AKW LLC (i) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, (ii) is duly qualified and in good standing in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to be so qualified or in good standing has not had or would not reasonably be likely to have a Material Adverse Effect and (iii) has all requisite limited liability company power and authority (including, without limitation, all material governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.  Accuride Erie (i) is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, (ii) is duly qualified and in good standing in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to be so qualified or in good standing has not had or would not reasonably be likely to have a Material Adverse Effect and (iii) has all requisite partnership power and authority (including, without limitation, all material governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

(b)           Loan Parties’ Subsidiaries - Due Organization and Formation; Good Standing; Corporate, Limited Liability Company or Partnership Authorization and Authority; Capital Stock, Membership Interests, Partnership Interests.  Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party as of the date of such schedule, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation or formation, the number of limited liability company membership interests or partnership interests or shares of each class of capital stock authorized, and the number outstanding, on the date hereof and the percentage of the outstanding limited liability company membership interests, partnership interests and shares of each such class owned (directly or indirectly) by such Loan Party and the number of limited liability company membership interests, partnership interests or shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof.  All of the outstanding capital stock, limited liability company membership interests and partnership interests of all of such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except those created under the Loan Documents.  Each such Subsidiary (i) is a corporation, limited liability company or partnership (as applicable) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) is duly qualified and in good standing as a foreign corporation or other entity in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to be so qualified or in good standing has not had or would not reasonably be likely to have a Material Adverse Effect and (iii) has all requisite corporate, limited liability company or partnership (as applicable)  power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

(c)           Due Authorization of Loan Documents; Non-Contravention, Etc.  The execution, delivery and performance of each Loan Document and each Related Document have been duly authorized by all necessary corporate, limited liability company or partnership (as applicable) action on the part of each Loan Party that is a party thereto, and do not (i) contravene such Loan Party’s charter or bylaws, partnership agreement or limited liability company agreement, as the case may be, or any of its other constitutive documents, (ii) violate any applicable provision of any material law (including, without limitation, the Securities Exchange Act of 1934 and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award applicable to such Borrower or to its Subsidiaries, (iii) result in the breach of, or constitute a default under, any loan agreement, indenture, mortgage, deed of trust or other financial instrument, or any material contract or agreement, binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.

(d)           Governmental and Third Party Approvals.  Other than those that have already been obtained and as set forth in Schedule 4.01(d) and are in full force and effect, or as would not reasonably be expected to have a Material Adverse Effect, no authorization or approval (including, in the case of the Canadian Borrower, exchange control approval) or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document or any Related Document to which it is or is to be a party and (ii) the consummation of the transactions contemplated by the Loan Documents and the Related Documents.

(e)           Due Execution and Delivery; Binding Obligation.  Each of the Loan Documents has been duly executed and delivered by each Loan Party thereto and is the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor’s rights generally or by general principles of equity.

(f)            Historical Financial Statements.  The Consolidated balance sheet of each of such Borrower and its respective Subsidiaries as at December 31, 2002, and the related Consolidated statements of income and cash flow of such Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Deloitte & Touche LLP, independent public accountants, copies of which have been furnished to each Lender Party, fairly present in all material respects the Consolidated financial condition of such Borrower and its respective Subsidiaries as at such dates and the Consolidated results of the operations of such Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis (unless otherwise expressly noted therein), and since December 31, 2002, there has been no Material Adverse Change.

(g)           Forecasts.  The Consolidated forecasted balance sheets, income statements and cash flows statements of the U.S. Borrower and its Subsidiaries delivered to the Lender Parties pursuant to Section 3.01 or 5.03 were prepared in good faith on the basis of the estimates and assumptions stated therein, which estimates and assumptions were believed to be reasonable and fair in the light of conditions existing at the time made, it being understood by the Lender Parties that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

(h)           Other Information.  Neither the Information Memorandum nor any other information, exhibit or report furnished by any Loan Party to the Administrative Agent or any Lender Party in writing in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made herein and therein, taken as a whole, not misleading at such time in light of the circumstances in which the same were made, it being understood that for purposes of this Section 4.01(h), such factual information does not include projections and pro forma financial information.

(i)            Litigation, Etc.  There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or, to the knowledge of either Borrower, threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note, any other Loan Document or any Related Document or the consummation of the transactions contemplated hereby.

(j)            Compliance with Margin Regulations.  (i)  Such Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(ii)                                  Following application of the proceeds of each Advance or drawing under each Letter of Credit, not more than 25 percent of the value of the assets (either of either Borrower only or of either Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 5.02(a) or 5.02(d) or subject to any restriction contained in any agreement or instrument between either Borrower and any Lender Party or any Affiliate of any Lender Party relating to Debt and within the scope of Section 7.01(e) will be Margin Stock.

(k)           Employee Benefit Plans and ERISA Related Matters.  (i)  Each Plan is in compliance with ERISA, the Internal Revenue Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to the Borrower, any Subsidiary or any ERISA Affiliate; no Plan (other than a multiemployer plan ) has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); neither any Loan Party nor any ERISA Affiliate has incurred (or is reasonably expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Internal Revenue Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to any Loan Party or any ERISA Affiliate; and no lien imposed under the Internal Revenue Code or ERISA on the assets of any Loan Party or any ERISA Affiliate exists on account of any Plan (or is reasonably likely to exist) nor has any Loan Party or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of any Loan Party or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the foregoing representations and warranties in this Section 4.01(k)(i) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect.  No Plan (other than a multiemployer plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 4.01(k)(i), be reasonably likely to have a Material Adverse Effect.  With respect to Plans that are multiemployer plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 4.01(k)(i), other than any made with respect to (a) liability under Section 4201 or 4204 of ERISA or (b) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of the Borrowers.

(ii)                                  With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”), except as in the aggregate could not reasonably be expected to have Material Adverse Effect:

(A)                              Any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or if applicable, accrued, in accordance with normal accounting practices.

(B)                                The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan.

(C)                                Each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(l)            Environmental Matters.  (i)  Other than instances of non-compliance that could not reasonably be expected to have a Material Adverse Effect:  (A) the U.S. Borrower and its Subsidiaries are in compliance with all Environmental Laws and all Environmental Permits in all jurisdictions in which U.S. Borrower and each of its Subsidiaries are currently doing business (including, without limitation having obtained all material Environmental Permits required under Environmental Laws); and (B) the U.S. Borrower will comply and cause each of their Subsidiaries to comply with all such Environmental Laws (including, without limitation, all Environmental Permits required under Environmental Laws).

(ii)                                  Neither U.S. Borrower nor any of its Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly owned real estate or facility relating to its business in a manner that could reasonably be expected to have a Material Adverse Effect.

(iii)                               Except for non-compliance that could not reasonably be expected to result in a Material Adverse Effect and except as disclosed in Schedule 4.01(l), all past non-compliance with Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of the properties described in the Mortgages that could have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, current use or transferability under any Environmental Law.

(iv)                              Except as disclosed in Schedule 4.01(l), none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or any analogous foreign, state or local list or, to the knowledge of any Loan Party, is adjacent to any such property.

(v)                                 Except as disclosed in Schedule 4.01(l) and for events or conditions that could not reasonably be expected to result, either individually or in the aggregate, in a material liability to any Loan Party, (A) neither any Loan Party or any of its Subsidiaries, nor, to the knowledge of any Loan Party, any other Person has owned or operated any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or described in the Mortgages or, to the best of its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries, (B) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries or described in the Mortgages, (C) there are no wetlands or any areas subject to any legal requirement or restriction in any way related to wetlands (including, without limitation, requirements or restrictions related to buffer or transition areas or open waters) at or affecting any property currently owned or operated by any Loan Party or any of its Subsidiaries or described in the Mortgages, and (D) neither any Loan Party or any of its Subsidiaries, nor, to the knowledge of any Loan Party, any other Person has released or discharged Hazardous Materials on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries or described in any of the Mortgages.

(vi)                              Except as disclosed in Schedule 4.01(l) and for investigations, assessments or actions that could not reasonably be expected to result, either individually or in the aggregate, in a material liability to any Loan Party, neither any Loan Party or any of its Subsidiaries, nor, to the knowledge of any Loan Party, any other party, is undertaking, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of material quantities or concentrations of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries or described in the Mortgages have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

(m)          Securities Laws.  Neither any Loan Party nor any of its Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(n)           Solvency.  Each Loan Party is, individually and together with its Subsidiaries, Solvent.

(o)           Existing Debt.  Set forth on Schedule 4.01(o) hereto is a complete and accurate list of all Existing Debt, showing as of the date of such Schedule the principal amount outstanding thereunder, and such principal amount has not been increased from that amount shown on such Schedule.

(p)           Surviving Debt.  Set forth on Schedule 3.01(c) hereto is a complete and accurate list of all Debt surviving the Initial Extension of Credit, showing as of the date of such Schedule the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor, and such principal amount has not been increased from that amount shown on such Schedule.

(q)           Owned Real Property.  Set forth on Schedule 4.01(q) hereto is a complete and accurate list as of the Closing Date of all real property owned by the U.S. Borrower or any of its Restricted Subsidiaries, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, record owner and book value thereof.  Such U.S. Borrower or such Restricted Subsidiary has good, marketable and insurable fee simple title to such real property, free and clear of all Liens, other than Permitted Liens and Liens created under the Loan Documents.  To the best of the U.S. Borrower’s knowledge, except as set forth on Schedule 4.01(q), all of the improvements located on the properties listed on Schedule 4.01(q) lie entirely within the boundaries of such properties and none of such improvements violate any minimum setback requirements, other dimensional regulations or restrictions of record.

(r)            Leased Real Property.  Set forth on Schedule 4.01(r) hereto is a complete and accurate list as of the Closing Date of all leases of real property under which the U.S. Borrower or any of its Restricted Subsidiaries is the lessee, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.  Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(s)           Leases of Real Property.  Set forth on Schedule 4.01(s) hereto is a complete and accurate list as of the Closing Date of all leases (the “Leases”) of real property under which the U.S. Borrower or any of its Restricted Subsidiaries is the landlord, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.  Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.

(t)            Intellectual Property.  Set forth on Part A of Schedule 4.01(t) hereto is a complete and accurate list as of the Closing Date of all United States and Canadian registered patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of the U.S. Borrower or any of its Restricted Subsidiaries, showing as of the Closing Date the jurisdiction in which registered and the registration numbers.  Set forth on Part B of Schedule 4.01(t) hereto is a list, which is complete and accurate in all material respects, as of the Closing Date of all other registered patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of the U.S. Borrower or any of its Restricted Subsidiaries, showing as of the Closing Date the jurisdiction in which registered and the registration numbers.

(u)           Restricted Subsidiaries.  All Subsidiaries of each Loan Party are Restricted Subsidiaries, and there exists no Unrestricted Subsidiary of any Loan Party as of the Closing Date.

ARTICLE V

COVENANTS OF THE BORROWERS

SECTION 5.01.  Affirmative Covenants.  So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, each Borrower will:

(a)           Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, except such as may be contested in good faith or as to which a bona fide dispute may exist and except to the extent that noncompliance therewith could not reasonably be expected to have a Material Adverse Effect.

(b)           Payment of Taxes, Etc.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property prior to the date on which material penalties attach thereto, and (ii) all lawful material claims that, if unpaid, might by law become a material Lien upon the property of the U.S. Borrower or its Restricted Subsidiaries not otherwise expressly permitted under this Agreement; provided, however, that neither Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves (in the good faith judgment of its management) are being maintained in accordance with GAAP.

(c)           Maintenance of Insurance.  Maintain, and cause each of its Restricted Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (at the time the relevant coverage is placed or renewed) in such amounts and covering such risks as is usually carried by companies engaged in the same or similar businesses and owning similar properties in the same general areas in which such Borrower or such Restricted Subsidiary operates.

(d)           Preservation of Corporate, Limited Liability Company and Partnership Existence, Etc.  Preserve and maintain, and cause each of its  Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that each Borrower and its Restricted Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(c) and provided further that neither Borrower nor any of its Restricted Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if the Board of Directors of such Borrower or such Restricted Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Borrower or such Restricted Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to such Borrower, such Restricted Subsidiary or the Lender Parties.

(e)           Conduct of Business.  From and after the Closing Date, engage, and cause its Subsidiaries (taken as a whole) to engage, primarily in (i) the vehicle component business and any activity or business incidental, directly related or similar thereto, or any other lines of business carried on by such Borrower and its Subsidiaries on the Closing Date or utilizing such Borrower’s or Subsidiaries’ manufacturing capabilities on the Closing Date and (ii) other businesses or activities that constitute a reasonable extension, development or expansion thereof or that are ancillary or reasonably related thereto.

(f)            Visitation Rights.  At any reasonable time and from time to time, upon reasonable notice and during normal business hours,  permit any authorized representatives designated by the Administrative Agent or the Majority Lenders to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, such Borrower and any of its Restricted Subsidiaries, and to discuss the affairs, finances and accounts of such Borrower and any of its Restricted Subsidiaries with any of their officers or directors and with their independent certified public accountants; provided that such Borrower may, if it so chooses, be present at or participate in any such discussion.

(g)           Keeping of Books.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(h)           Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Restricted Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business (including intellectual property) in good working order and condition, ordinary wear and tear excepted, in each case consistent with past practice, and will from time to time make or cause to be made all appropriate repairs, renewals and replacements thereof, except where the failure to do so would not reasonably be likely to have a Material Adverse Effect.

(i)            Transactions with Affiliates.  Conduct, and cause each of its Restricted Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to such Borrower or such Restricted Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate, other than (i) transactions between or among the Loan Parties and any Restricted Subsidiaries of the U.S. Borrower, (ii) payment of customary annual fees to KKR or its Affiliates for management consulting and financial services rendered to such Borrower and its Restricted Subsidiaries and investment banking fees paid to KKR or its Affiliates  for services rendered to such Borrower and its Restricted Subsidiaries in connection with divestitures, acquisitions, financings and other transactions to the extent permitted under this Agreement, (iii) reasonable and customary fees paid to members of the U.S. Borrower’s board of directors, (iv) transactions permitted by Section 5.02(f), and (v) transactions otherwise expressly permitted hereunder.

(j)            Covenant to Guaranty Obligations and to Give Security.  When (i) any new Restricted Subsidiary of the U.S. Borrower is formed, acquired or designated by the U.S. Borrower or any of its Restricted Subsidiaries, or (ii) the acquisition of any property, real or personal, by any Loan Party is made, and such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, then, in each case at the expense of the U.S. Borrower:

(A)                              within 20 days after such formation, acquisition or designation, in the case of a new Restricted Subsidiary that is a Domestic Subsidiary of the U.S. Borrower or any of its Restricted Subsidiaries, cause each such Restricted Subsidiary to duly execute and deliver to the Administrative Agent a Subsidiaries Guaranty Supplement under which such Restricted Subsidiary guarantees payment of all the Obligations of the Borrowers under the Loan Documents; provided that no Restricted Subsidiary which is not wholly-owned (directly or indirectly) by the U.S. Borrower and the organizational documents or agreements with other shareholders of which prohibit the execution, delivery or performance of any such guaranty shall be required to execute, deliver or perform such guaranty if, after using its reasonable efforts, the U.S. Borrower has failed to obtain any necessary consents or approvals for the issuance of such guaranty,

(B)                                within 20 days after such formation, acquisition or designation in the case of a wholly-owned Restricted Subsidiary which is a first-tier Subsidiary of the U.S. Borrower, cause the U.S. Borrower, to pledge the stock or other equity interests of each such Restricted Subsidiary and to duly execute and deliver a Pledge Agreement Supplement covering such stock and/or a new pledge agreement in substantially the form of the Pledge Agreement or otherwise in form and substance satisfactory to the Administrative Agent, pledging 100% of the issued and outstanding stock or other equity interests owned by the U.S. Borrower in such Restricted Subsidiary, together with delivery to the Administrative Agent of certificates representing such pledged stock or other equity interests accompanied by undated stock powers or other appropriate powers or assignments executed in blank; provided, in the case of a first-tier Restricted Subsidiary which is a Foreign Subsidiary (other than Canadian Borrower), the U.S. Borrower shall not be required to pledge more than 66% of the issued and outstanding stock or other equity interests of such Restricted Subsidiary, and provided further that the stock of any Restricted Subsidiary which is not wholly-owned (directly or indirectly) will be owned by a wholly owned first-tier Restricted Subsidiary of the U.S. Borrower whose stock or other equity interests have been pledged in accordance with the Loan Documents,

(C)                                within 20 Business Days after such request, formation or acquisition, in the case of a new Restricted Subsidiary that is a Domestic Subsidiary of the U.S. Borrower or any of its Restricted Subsidiaries, cause each such Restricted Subsidiary to duly execute and deliver to the Administrative Agent a Security Agreement Supplement (as defined in the U.S. Security Agreement), securing payment of all the Obligations of the Loan Parties under the Loan Documents and constituting Liens on all properties specified in such Security Agreement Supplement; provided that no Restricted Subsidiary which is not wholly-owned (directly or indirectly) by the U.S. Borrower and the organizational documents or agreements with other shareholders of which prohibit the execution, delivery or performance of any such security agreement shall be required to execute, deliver or perform such security agreement if, after using its reasonable efforts, the U.S. Borrower has failed to obtain any necessary consents or approvals for the execution, delivery or performance of such security agreement,

(D)                               within 20 Business Days after such request, formation or acquisition, in the case of a new Restricted Subsidiary that is a Canadian Subsidiary of the Canadian Borrower or any of its Restricted Subsidiaries, cause each such Restricted Subsidiary to duly execute and deliver to the Administrative Agent a Security Agreement Supplement (as defined in the Canadian Security Agreement), securing payment of all the Obligations of the Canadian Borrower under the Loan Documents and constituting Liens on all properties specified in such Security Agreement Supplement; provided that no Restricted Subsidiary which is not wholly-owned (directly or indirectly) by the Canadian Borrower and the organizational documents or agreements with other shareholders of which prohibit the execution, delivery or performance of any such security agreement shall be required to execute, deliver or perform such security agreement if, after using its reasonable efforts, the Canadian Borrower has failed to obtain any necessary consents or approvals for the execution, delivery or performance of such security agreement,

(E)                                 within 20 days after such request, formation or acquisition, furnish to the Administrative Agent all necessary information with respect to such Restricted Subsidiary and its Restricted Subsidiaries which may be required to update the applicable Schedules to this Agreement and to the Collateral Documents, respectively,

(F)                                 within 30 days after such request, formation or acquisition, in the case of a new Restricted Subsidiary that is a Domestic Subsidiary of the U.S. Borrower or any of its Restricted Subsidiaries, duly execute and deliver, and cause each such Restricted Subsidiary, and cause each direct and indirect parent of such Restricted Subsidiary to duly execute and deliver to the Administrative Agent Mortgages, pledges, proper financing statements, assignments, security agreement supplements and other security agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Obligations of the Loan Parties under the Loan Documents and constituting Liens on all such properties; provided that no Restricted Subsidiary which is not wholly-owned (directly or indirectly) by the U.S. Borrower and the organizational documents or agreements with other shareholders of which prohibit the execution, delivery or performance of any such Mortgages, pledges, proper financing statements, assignments, security agreement supplements and other security agreements shall be required to execute, deliver or perform such Mortgages, pledges, proper financing statements, assignments, security agreement supplements and other security agreements if, after using its reasonable efforts, the U.S. Borrower has failed to obtain any necessary consents or approvals for the execution, delivery or performance of such Mortgages, pledges, proper financing statements, assignments, security agreement supplements and other security agreements,

(G)                                within 30 days after such request, formation or acquisition, duly execute and deliver, and cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary (other than any Foreign Subsidiary) to take whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the mortgages, pledges, assignments, security agreement supplements and other security agreements delivered pursuant to this Section 5.01(j), enforceable against all third parties in accordance with their terms,

(H)                               as promptly as practicable after such request, formation or acquisition, deliver, upon the reasonable request of the Administrative Agent, to the Administrative Agent with respect to each material parcel of real property owned, leased or held by the entity that is the subject of such request, formation or acquisition Mortgage Policies, Opinions, Surveys (each as defined in the Existing Credit Agreement), environmental assessment reports and, to the extent available, engineering, soils and other reports, each in scope, form and substance satisfactory to the Administrative Agent; provided, however, that (1) to the extent that the U.S. Borrower or any of its Restricted Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall promptly after the receipt thereof be delivered to the Administrative Agent, and (2) the Administrative Agent may, in its sole discretion, waive any of the foregoing requirements with respect to any such parcels of real property owned, leased or held.

(I)                                    at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, mortgages, pledges, assignments, security agreements and security agreement supplements, and

(J)                                   within 60 days after such request, deliver to the Administrative Agent a signed copy of a favorable opinion, addressed to the Administrative Agent, of counsel for the Borrowers reasonably acceptable to the Administrative Agent as to the matters contained in clauses (i), (ii) and (iii) above, as to such guarantees and security agreements being legal, valid and binding obligations of each of the Borrowers and their respective Restricted Subsidiaries enforceable in accordance with their terms and as to such other matters as the Administrative Agent may reasonably request.

(k)           Investments in Canadian Borrower.  In the case of the U.S. Borrower, make loans or advances, or make equity contributions, to the Canadian Borrower from time to time in amounts sufficient to enable the Canadian Borrower to perform its Obligations pursuant to Sections 2.02(d), 2.04, 2.06, 2.07, 2.12, 9.04(b) and 9.14(b).

(l)            Maintenance of Cash Management Systems.  Maintain lockbox accounts and other cash management systems reasonably acceptable to the Administrative Agent.

(m)          Compliance with Environmental Laws.  Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the U.S. Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

(n)           Preparation of Environmental Reports.  At the request of the Agent from time to time, provide to the Lender Parties within 60 days after such request, at the expense of the U.S. Borrower, an environmental site assessment report for any of its or its Subsidiaries’ properties described in such request, prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the U.S. Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request, to the Administrative Agent, the Lender Parties, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto its or their respective properties to undertake such an assessment.

(o)           Post-Closing Deliveries.  Within 60 days of the Closing Date, provide the following, each in form and substance reasonably satisfactory to the Administrative Agent, (i) fully executed amendments, supplements or other modifications of the Mortgages (the “Mortgage Amendments”) to the extent necessary to continue to secure the Obligations of the Loan Parties under this Agreement or any other Loan Document, (ii) fully paid date-down endorsements (the “Date-down Endorsements”) to the Mortgage Policies, to be dated no earlier than the recording date of the applicable Mortgage Amendments, insuring the Mortgages (as amended by the Mortgage Amendments) as of a date no earlier than the recordation date of the applicable Mortgage Amendment to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Liens and Liens created under the Loan Documents, and (iii) all further instruments and documents, and take all further action, including, without limitation, the recordation of the Mortgage Amendments, that may be necessary or desirable in order to continue to perfect and protect the security interest of the Secured Parties in the Mortgages.

SECTION 5.02.  Negative Covenants.  So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, neither Borrower will, at any time:

(a)           Liens, Etc.  Create, incur, assume or suffer to exist, or permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, except:

(i)                                     Liens created under the Loan Documents;

(ii)                                  Permitted Liens;

(iii)                               Liens existing on the date hereof and described on Schedule 5.02(a) hereto;

(iv)                              (A) purchase money Liens upon or in real property or equipment acquired or held by the Borrowers or any of their Restricted Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount and (B) Liens to secure Debt incurred within 270 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets or otherwise incurred during such 270 day period in respect of Capital Expenditures permitted pursuant to Section 5.02(j); provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further, however, that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) shall not exceed the aggregate amount permitted under Section 5.02(b)(iii)(B) at any time outstanding and that any such Debt shall not otherwise be prohibited by the terms of the Loan Documents;

(v)                                 Liens arising in connection with Capitalized Leases permitted under Section 5.02(b)(iii)(B); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases;

(vi)                              Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of either Borrower or is merged into or consolidated with such Borrower or any Restricted Subsidiary of such Borrower in accordance with Section 5.02(c); provided that such Liens were not created in contemplation of such merger, consolidation or investments and do not extend to any assets other than those of the Person merged into or consolidated with such Borrower or such Subsidiary or acquired by such Borrower or such Subsidiary;

(vii)                           Liens to secure Debt permitted pursuant to Section 5.02(b)(iii)(F); provided that such Liens do not extend to any assets other than the property or stock of the Person or Persons with respect to which the related Investment was made;

(viii)                        the replacement, extension or renewal of any Lien permitted hereunder upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby; and

(ix)                                other Liens securing Obligations of the U.S. Borrower and its Restricted Subsidiaries in an aggregate principal amount (inclusive of those amounts set forth in Section 5.02(a)(iv) and (v)) not to exceed $10,000,000 at any time outstanding; provided that such aggregate principal amount shall be increased to $25,000,000 on the date of delivery, pursuant to Section 5.03(b)(i), of financial statements showing the Leverage Ratio as less than 4.50:1.00.

(b)           Debt.  Create, incur, assume or suffer to exist, or permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist, any Debt other than:

(i)                                     in the case of the Borrowers,

(A)                              Subordinated Debt evidenced by the Subordinated Notes, and any Debt extending the maturity of, or refinancing, in whole or in part such Subordinated Notes; provided that the terms of any such extension or refinancing, and of any agreement entered into and of any instrument issued in connection therewith, are not prohibited by the Loan Documents; provided further that the principal amount of such Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension or refinancing; provided further that the terms relating to principal amount, amortization, maturity, interest rate, subordination, and other material terms of any such extension or refinancing and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lender Parties than the terms of the Subordinated Notes, and

(B)                                Debt in respect of Hedge Agreements incurred in the ordinary course of business and consistent with prudent business practice;

(ii)                                  in the case of any of its Restricted Subsidiaries (other than the Mexico Subsidiary, except any Debt thereof incurred in the ordinary course of business), Debt owed to the Borrowers or to a Restricted Subsidiary of the Borrowers; and

(iii)                               in the case of the Borrowers and any of their Restricted Subsidiaries,

(A)                              Debt under the Loan Documents,

(B)                                Debt secured by Liens permitted by Section 5.02(a)(iv) and Capitalized Leases not to exceed an aggregate principal amount equal to $10,000,000 at any time outstanding; provided that such aggregate principal amount shall be increased to $25,000,000 on the date of delivery, pursuant to Section 5.03(b)(ii), of quarterly financial statements showing the Leverage Ratio as less than 4.50:1.00,

(C)                                the Surviving Debt, and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, any Surviving Debt; provided that the terms of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are not prohibited by the Loan Documents; provided further that the principal amount of such Surviving Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing,

(D)                               Debt of any Person existing at the time such Person is merged into or consolidated with, or acquired by, either Borrower or any Restricted Subsidiary or becomes a Restricted Subsidiary of either Borrower in accordance with the provisions of Section 5.02(e)(ix) or (x); provided that such Debt was not incurred in contemplation of such merger, consolidation or investment; and provided further that neither Borrower nor any Restricted Subsidiary which acquired such Person is liable for such Debt; provided further that the Leverage Ratio in effect on the date of, and immediately after, the incurrence of such Debt is less than 4.50:1.00; and provided further that the aggregate principal amount of all Debt incurred pursuant hereunder shall, when taken together with any Debt incurred pursuant to clause (F) of this Section 5.02(b)(iii), in no event exceed $50,000,000 in the aggregate at any time outstanding,

(E)                                 indorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business,

(F)                                 Debt incurred in connection with an Investment made pursuant to Section 5.02(e)(ix); provided that the aggregate principal amount of all Debt incurred pursuant hereunder shall, when taken together with any Debt incurred pursuant to clause (D) of this Section 5.02(b)(iii), in no event exceed $50,000,000 in the aggregate at any time outstanding,

(G)                                Debt consisting of guaranty Obligations in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the U.S. Borrower and its Restricted Subsidiaries in an aggregate principal amount not to exceed $10,000,000,

(H)                               Debt in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business, and

(I)                                    other Debt outstanding in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; provided that such principal aggregate amount shall be increased to $25,000,000 on the date of delivery, pursuant to Section 5.03(b)(ii), of quarterly financial statements showing the Leverage Ratio as less than 4.50:1.00.

(c)           Mergers, Etc.  Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Restricted Subsidiaries to do so, except that:

(i)                                     any Subsidiary of either Borrower may merge into or consolidate with any other Subsidiary of such Borrower; provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly owned Restricted Subsidiary of such Borrower,

(ii)                                  in connection with any acquisition permitted under Section 5.02(e), any Restricted  Subsidiary of either Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a wholly owned Restricted Subsidiary of such Borrower,

(iii)                               any Subsidiary of either Borrower may merge into or consolidate with such Borrower; provided that that such Subsidiary shall have no Debt, other than Debt permitted to be incurred by the U.S. Borrower under Section 5.02(b), and provided further such Borrower shall be the surviving entity in any such merger or consolidation, and

(iv)                              in connection with any acquisition permitted under Section 5.02(e), the U.S. Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (A) the Person surviving such merger or consolidation shall be the U.S. Borrower or shall assume all obligations of the U.S. Borrower under the Loan Documents in a manner reasonably satisfactory to the Administrative Agent, (B) such merger or consolidation shall not result in a Change of Control, and (C) the Person surviving such merger or consolidation shall have no Debt other than Debt permitted to be incurred by the U.S. Borrower under Section 5.02(b).

(d)           Sales, Etc., of Assets.  Sell, lease, transfer or otherwise dispose of, or permit any of its Restricted Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except:

(i)                                     sales, transfers or other dispositions of used or surplus equipment, vehicles, inventory or other assets in the ordinary course of its business;

(ii)                                  sales of assets for fair value in a single transaction or a series of related transactions in an aggregate amount not to exceed $15,000,000; provided that such sales of assets shall not exceed $25,000,000 in the aggregate in any Fiscal Year; provided further that (A) any non-cash consideration in respect of such sale in the form of Debt of any Person in an amount in excess of $5,000,000 shall be evidenced by a promissory note which shall be pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to the Pledge Agreement as security for the Obligations of such pledgor hereunder, and the Net Cash Proceeds of any such sales shall be applied pursuant to, and in the amount and the order of priority set forth in, Section 2.06(b)(ii), (B) immediately before and after giving effect to such sale, no Default shall have occurred and be continuing or would result therefrom and (C) with respect to any such sale (or series of related sales) in an aggregate amount in excess of $10,000,000, immediately after giving effect to such sale, the U.S. Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the covenants contained in Section 5.04, calculated based on the relevant financial statements delivered pursuant to Section 5.03(b)(ii) or (c), as though such sale had occurred at the beginning of the Measurement Period covered thereby, as evidenced by a certificate of the chief financial officer of the U.S. Borrower furnished to the Lender Parties demonstrating such compliance;

(iii)                               sales or contributions of equipment or other personal property to Restricted Subsidiaries or other joint ventures; provided that the aggregate fair market value of the assets so sold or contributed to such other joint ventures (determined, in each case, at the time of such sale or contribution) does not exceed $15,000,000 during the term of this Agreement, and provided further that the assets so sold or contributed to a Restricted Subsidiary shall be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties; and

(iv)                              sale for fair value of the Light Wheels Facility.

(e)           Investments in Other Persons.  Make or hold, or permit any of its Restricted Subsidiaries to make or hold, any Investment in any Person other than:

(i)                                     Investments existing on December 31, 2002 and described on Schedule 5.02(e), and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (measured by the amount actually invested) is not increased at any time above the amount of such Investments existing on such date;

(ii)                                  loans and advances to employees (A) existing on December 31, 2002, (B) related to travel and relocation expenses in an aggregate amount not to exceed $250,000 in any Fiscal Year, and (C) other loans and advances to employees for the purchase of capital stock of the U.S. Borrower in an aggregate amount not to exceed $750,000 in any Fiscal Year;

(iii)                               Investments by the Borrowers and their Restricted Subsidiaries in Cash Equivalents;

(iv)                              Investments by the Borrowers in Hedge Agreements permitted under Section 5.02(b)(i)(B);

(v)                                 Investments consisting of intercompany Debt permitted under Section 5.02(b)(ii) and other Investments permitted under this Section 5.02(e) by the Borrowers and their Restricted Subsidiaries in Persons that are Restricted Subsidiaries at the time of the making of such Investments;

(vi)                              Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;

(vii)                           Investments constituting seller notes or other similar instruments or any other non-cash proceeds of sales, transfers and other dispositions of assets in connection with the sale or other disposition of the Light Wheels Facility;

(viii)                        In the case of the U.S. Borrower, Investments required pursuant to Section 5.01(l);

(ix)                                (A) Investments in Restricted Subsidiaries and (B) Investments in other Persons in an aggregate amount for all such Investments not to exceed $140,000,000; provided that (x) no more than $20,000,000 of the aggregate amount of such Investments is funded with (1) internally generated funds and cash on the balance sheet of the U.S. Borrower and its Restricted Subsidiaries plus (2) Advances hereunder, (y) any Debt used to make such Investments shall not exceed $50,000,000 as set forth in Section 5.02(b)(iii)(F), and (z) the making of such Investments shall not increase the then existing Leverage Ratio; provided further that with respect to all such Investments (A) immediately before and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom; (B) any business acquired or invested in pursuant to this clause shall comply with the requirements of Section 5.01(e); (C) immediately after giving effect to such Investment or the acquisition of a company or business pursuant to this clause, the U.S. Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the covenants contained in Section 5.04, calculated based on the relevant financial statements delivered pursuant to Section 5.03(b)(ii) or (c), as though such Investment or acquisition had occurred at the beginning of the Measurement Period covered thereby, as evidenced by a certificate of the chief financial officer of the U.S. Borrower furnished to the Lender Parties demonstrating such compliance; and (D) the Leverage Ratio, calculated based on the relevant financial statements delivered pursuant to Section 5.03(b)(ii) or (c), as though such Investment or acquisition had occurred at the beginning of the Measurement Period covered thereby, as evidenced by a certificate of the chief financial officer of the U.S. Borrower furnished to the Lender Parties demonstrating such compliance, in each case shall be less than 4.50:1.00; and

(x)                                   (A) Investments in Restricted Subsidiaries and (B) Investments in other Persons in an aggregate amount for all such Investments not to exceed $25,000,000; provided that (x) no more than $5,000,000 of the aggregate amount of such Investments is funded with (1) internally generated funds and cash on the balance sheet of the U.S. Borrower and its Restricted Subsidiaries plus (2) Advances hereunder, (y) any Debt used to make such Investments shall not exceed $10,000,000 as set forth in Section 5.02(b)(iii)(I); provided that, if such Debt is secured by Liens permitted under Section 5.02(a)(x), then such Liens shall not extend to any assets other than the property or stock of the Person or Persons with respect to which the related Investment was made, and (z) the making of such Investments shall not increase the then existing Leverage Ratio; provided further that with respect to all such Investments (A) immediately before and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom; (B) any business acquired or invested in pursuant to this clause shall comply with the requirements of Section 5.01(e); and (C) immediately after giving effect to such Investment or the acquisition of a company or business pursuant to this clause, the U.S. Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the covenants contained in Section 5.04, calculated based on the relevant financial statements delivered pursuant to Section 5.03(b)(ii) or (c), as though such Investment or acquisition had occurred at the beginning of the Measurement Period covered thereby, as evidenced by a certificate of the chief financial officer of the U.S. Borrower furnished to the Lender Parties demonstrating such compliance; and provided further that the amounts appearing in the second and the third lines of this Section 5.02(e)(x) shall be increased to $50,000,000 and $10,000,000, respectively, on the date of delivery, pursuant to Section 5.03(b)(ii), of the quarterly financial statements showing the Leverage Ratio as less than 5.00:1.00;

(f)            Dividends, Etc.  In the case only of the U.S. Borrower, declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholders as such, make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholders as such, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of the U.S. Borrower or any warrants, rights or options to acquire such capital stock or to issue or sell any such capital stock or any warrants, rights or options to acquire such capital stock, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, (i) the U.S. Borrower may declare and pay dividends and distributions payable only in common stock of the U.S. Borrower, (ii) the U.S. Borrower may redeem in whole or in part any capital stock of the U.S. Borrower for another class of capital stock or rights to acquire capital stock of the U.S. Borrower or with proceeds from substantially concurrent equity contributions or issuances of new shares of capital stock; provided that such other class of capital stock contains terms and provisions at least as advantageous to the Lender Parties as those contained in the capital stock redeemed thereby, (iii) the U.S. Borrower may repurchase shares of its capital stock (and/or options or warrants in respect thereof) held by its officers, directors and employees in an aggregate amount not to exceed $2,000,000 in any Fiscal Year; provided that the unused portion of such amount may not be carried over into the next Fiscal Year, so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements on shareholder agreements, and (iv) the U.S. Borrower may, so long as after giving effect to the payment of any dividends pursuant to this subclause (iv) the Leverage Ratio is less than or equal to 4.00:1.00, pay dividends in any Fiscal Year in an amount not to exceed 50% of the Cumulative Available Consolidated Net Income.

(g)           Prepayments, Etc., of Debt.  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Subordinated Debt, other than (i) the prepayment of the Advances in accordance with the terms of this Agreement, (ii) prepayments, repurchases or redemptions made with the proceeds of equity cash contributions by the Investor Group to the U.S. Borrower, (iii) any prepayment of Debt owed by any Loan Party to any other Loan Party, (iv) any prepayment in an aggregate principal amount not to exceed $25,000,000 of that certain Industrial Revenue Bond dated November 16, 1999 by and between The Industrial Development Board of Maury County, Tennessee, as Issuer, Accuride Kentucky Holding Company (and its assigns), as Purchaser, and Accuride Corporation, Accuride Columbia General Partnership and Accuride Henderson Limited Liability Company (and their assigns), as Users; and (v) any exchange of Subordinated Debt for preferred or common stock of the U.S. Borrower; provided however that such exchange (A) is made in satisfaction of any Obligations owed by the U.S. Borrower under, or in connection with, such Subordinated Debt and (B) shall not result in any Change of Control.

(h)           Amendment, Etc. of Documents.  Amend or otherwise change, or consent to any amendment or change of, any of the terms of any Subordinated Debt Document in a manner that would be adverse to the Lender Parties in any material respect or permit any of its Subsidiaries to do any of the foregoing; provided, however, that the U.S. Borrower may cause AKW LLC or Accuride Erie to merge or liquidate into the U.S. Borrower or a wholly-owned Restricted Subsidiary of the U.S. Borrower, in each case subject to Section 5.02(c), without a breach of this subsection (h), subject to the provisions of Section 5.01(j).

(i)            Partnerships, Etc.  Become a general partner in any general or limited partnership or joint venture which is not a limited liability entity, or permit any of its Restricted Subsidiaries to do so, other than any Restricted Subsidiary the sole assets of which consist of its interest in such partnership or joint venture.

(j)            Capital Expenditures.  (i)  Make, or permit any of its Restricted Subsidiaries to make, any Capital Expenditures that would cause the aggregate amount of all Capital Expenditures of the U.S. Borrower and its Restricted Subsidiaries in any Fiscal Year (exclusive of those described in clauses (ii) and (iii) below) to exceed an amount equal to (A) for the Fiscal Year 2003, $25,000,000, (B) for the Fiscal Year 2004, $35,000,000 and (C) for each year thereafter, the greater of $28,000,000 and 6% of Consolidated Revenues, in each case as determined for and at the end of the prior Fiscal Year; provided that the unused portion of Capital Expenditures permitted in any Fiscal Year and not used in such period (including $5,000,000 for the Fiscal Year 2002) may be carried over and added to the amount otherwise permitted in the immediately three succeeding Fiscal Years, it being understood that for purposes of the foregoing, the Borrowers and their Restricted Subsidiaries shall be deemed to have used the amount originally available during each such succeeding Fiscal Year prior to any such carry-over amount, and provided further that the aggregate amount so carried over at any time may not exceed $5,000,000;

(ii)                                  Make, or permit any of its Restricted Subsidiaries to make, any Capital Expenditures in (A) the light wheel business in order to expand or optimize capacity to provide incremental or replacement business to major original equipment manufacturers, (B) the Mexico Facility or (C) any business acquired by the U.S. Borrower or a Restricted Subsidiary, except that such Capital Expenditures may be made in an aggregate amount not to exceed $20,000,000 for the period from the month of July of the Fiscal Year 2003 through the month of June of the Fiscal Year 2006;

(iii)                               Make, or permit any of its Restricted Subsidiaries to make, any additional Capital Expenditures, except that such additional Capital Expenditures may be made using the proceeds from cash equity contributions by the Investor Group to the U.S. Borrower.

(k)           Negative Pledge.  Enter into or suffer to exist, or permit any of its Restricted Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets other than (i) in favor of the Secured Parties or (ii) in connection with (A) any Surviving Debt or (B) any Debt permitted by Section 5.02(b)(i)(A), or (iii) customary restrictions in subordinated debt documents requiring equal and ratable liens if other subordinated debt is secured.

SECTION 5.03.  Reporting Requirements.  So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, each Borrower will furnish to the Lender Parties:

(a)           Default or Litigation Notice.  Promptly upon any Responsible Officer of either Borrower or any of their respective Subsidiaries obtaining knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the appropriate Borrower proposes to take with respect thereto, and (ii) any litigation or governmental proceeding pending against either Borrower or any of their respective Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

(b)           Interim Financials.  (i)  Monthly Financials.  Until such time as the Leverage Ratio is less than 5.00:1.00 and within 30 days after the end of each month, a Consolidated management internally generated balance sheet of the U.S. Borrower and its Restricted Subsidiaries as of the end of such month and Consolidated statements of income and a Consolidated statement of cash flows of the U.S. Borrower and its Restricted Subsidiaries for the period commencing at the end of the previous month and ending with the end of such month, setting forth in comparative form the corresponding figures for the corresponding period of (A) the preceding Fiscal Year, and (B) the applicable annual forecast delivered pursuant to Section 5.03(d), all in reasonable detail and duly certified (subject to quarterly adjustments and year-end audit adjustments) by the chief financial officer of such U.S. Borrower.

(ii)                                  Quarterly Financials.  As soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a Consolidated balance sheet of the U.S. Borrower and its Subsidiaries and, if the U.S. Borrower has any Unrestricted Subsidiaries, the U.S. Borrower and its Restricted Subsidiaries, in each case as of the end of such Fiscal Quarter and the related Consolidated statements of income and cash flow for the period commencing at the end of the previous Fiscal Quarter and ending with the end of such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of (A) the preceding Fiscal Year, and (B) the applicable annual forecast delivered pursuant to Section 5.03(d), all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of such Borrower as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that such Borrower has taken and proposes to take with respect thereto, and (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by the U.S. Borrower in determining compliance with the covenants contained in Sections 5.02(j) and 5.04; provided that in the event of any change in GAAP used in the preparation of such financial statements, the U.S. Borrower shall also provide, if necessary for the determination of compliance with Sections 5.02(j) and 5.04, a statement of reconciliation conforming such financial statements to GAAP.

(iii)                               Annual Financials.  As soon as available and in any event within 90 days after the end of each Fiscal Year, a Consolidated balance sheet of (i) the U.S. Borrower and its Subsidiaries and (ii) if the U.S. Borrower has any Unrestricted Subsidiaries, the U.S. Borrower and its Restricted Subsidiaries, in each case as of the end of such Fiscal Year and the related Consolidated statements of income and cash flow for such Fiscal Year setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, accompanied by an opinion which shall be unqualified as to the scope of the audit and as to the going concern status of the U.S. Borrower and its Subsidiaries or the U.S. Borrower and its Restricted Subsidiaries, as the case may be, taken as a whole, of Deloitte & Touche LLP or other independent public accountants of recognized standing acceptable to the Majority Lenders, together with (A) a certificate of such accounting firm to the Lender Parties stating that in the course of the regular audit of the business of the U.S. Borrower and its Subsidiaries or the U.S. Borrower and its Restricted Subsidiaries, as the case may be, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof, (B) a schedule in form satisfactory to the Administrative Agent of the computations used by the U.S. Borrower in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Sections 5.02(j) and 5.04; provided that in the event of any change in GAAP used in the preparation of such financial statements, the U.S. Borrower shall also provide, if necessary for the determination of compliance with Sections 5.02(j) and 5.04, a statement of reconciliation conforming such financial statements to GAAP and (C) a certificate of the chief financial officer of the U.S. Borrower stating that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that the U.S. Borrower has taken and proposes to take with respect thereto.

(iv)                              Annual Forecasts.  As soon as available and in any event no later than 60 days after the beginning of each Fiscal Year, forecasts prepared by management of such Borrower, in reasonable detail and in form customarily prepared by management of such Borrower for its internal use and setting forth an explanation for the principal assumptions on which such forecasts were based, of balance sheets, income statements and cash flow statements on a monthly basis for the Fiscal Year following such Fiscal Year then ended and on an annual basis for each of the four Fiscal Years thereafter.

(c)           ERISA.  Promptly after any Loan Party or any ERISA Affiliate obtains knowledge, or has reason to know, of the occurrence of any of the following events that individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, a certificate of a Responsible Officer of the U.S. Borrower setting forth details as to such occurrence and the action, if any, that any Loan Party or any ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by or received by any Loan Party, any ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or  the Plan administrator with respect thereto:  that a Reportable Event has occurred; that  an accumulated funding deficiency has been incurred or an application has been or is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or is reasonably expected to result in a lien under ERISA or the Internal Revenue Code; that proceedings are reasonably expected to be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against any Loan Party or any ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified any Loan Party or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that any Loan Party or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Internal Revenue Code with respect to a Plan; or that any Loan Party or any ERISA Affiliate has incurred or is reasonably expected to incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or  on account of a Plan pursuant to Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 or the Internal Revenue Code.

(d)           Environmental Conditions.  Promptly after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:

(i)                                     notice of any pending or threatened Environmental Claim against the U.S. Borrower or any of its Subsidiaries or any Real Estate (as defined below);

(ii)                                  notice of any condition or occurrence on any Real Estate that (x) results in noncompliance by the U.S. Borrower or any of its Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against the U.S. Borrower or any of its Subsidiaries or any Real Estate;

(iii)                               notice of any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv)                              notice of the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the U.S. Borrower’s response thereto.  The term “Real Estate” shall mean land, buildings and improvements owned or leased by the U.S. Borrower or any of its

Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(e)           Designation Certificate.  Upon the designation of any Subsidiary (i) as a Restricted Subsidiary from an Unrestricted Subsidiary or (ii) as an Unrestricted Subsidiary from a Restricted Subsidiary, a certificate of the chief financial officer of the U.S. Borrower certifying as to compliance with the provisions of Section 5.02(a), 5.02(b) and 5.02(e) and demonstrating compliance with the provisions of Section 5.04 and setting forth the calculations and basis therefor, in each case after giving effect to such designation in reasonable detail satisfactory to the Administrative Agent.

(f)            Amendment of Documents.  Promptly after the same shall become effective, copies of any amendment or supplement to, or other modification of, any Subordinated Debt Document.

(g)           Securities Reports/Other Information.  Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange (in each case to the extent not theretofore delivered to the Lender Parties pursuant to this Agreement), and with reasonable promptness such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender Party may reasonably request in writing from time to time

SECTION 5.04.  Financial Covenants.  So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the U.S. Borrower will:

(a)           Leverage Ratio.  Maintain at the end of each Fiscal Quarter a Leverage Ratio of not more than the ratio set forth below for each Measurement Period set forth below:

Measurement Period Ending	Ratio
June 30, 2003	7.50:1
September 30, 2003	7.50:1
December 31, 2003	7.50:1
March 31, 2004	7.50:1
June 30, 2004	7.50:1
September 30, 2004	6.75:1
December 31, 2004	6.00:1
March 31, 2005	6.00:1
June 30, 2005	6:00:1
September 30, 2005	5.50:1
December 31, 2005	5.00:1
March 31, 2006	5.00:1
June 30, 2006	5.00:1
September 30, 2006	4.50:1
December 31, 2006 and thereafter	4.00:1

(b)           Interest Coverage Ratio.  Maintain at the end of each Fiscal Quarter an Interest Coverage Ratio of not less than the ratio set forth below for each Measurement Period set forth below:

Measurement Period Ending	Ratio
June 30, 2003	1.50:1
September 30, 2003	1.50:1
December 31, 2003	1.50:1
March 31, 2004	1.50:1
June 30, 2004	1.50:1
September 30, 2004	1.55:1
December 31, 2004	1.60:1
March 31, 2005	1.60:1
June 30, 2005	1.60:1
September 30, 2005	1.675:1
December 31, 2005	1.75:1
March 31, 2006	1.75:1
June 30, 2006	1.75:1
September 30, 2006	1.95:1
December 31, 2006 and thereafter	2.15:1

(c)           Fixed Charge Coverage Ratio.  Maintain at the end of each Fiscal Quarter a Fixed Charge Coverage Ratio of not less than the ratio set forth below for each Measurement Period set forth below:

Measurement Period Ending	Ratio
June 30, 2003	1.00:1
September 30, 2003	1.00:1
December 31, 2003	1.00:1
March 31, 2004	1.00:1
June 30, 2004	1.00:1
September 30, 2004	1.01:1
December 31, 2004	1.02:1
March 31, 2005	1.02:1
June 30, 2005	1.02:1
September 30, 2005	1.06:1
December 31, 2005 and thereafter	1.10:1

provided, however that, if a Default occurs as a result of a breach of this Section 5.04 with respect to any Measurement Period ending prior to or on June 30, 2005, then the Investor Group may, within two days of the date of delivery, pursuant to Section 5.03(b)(ii), of quarterly financial statements that disclose the occurrence of such Default, make a cash equity contribution to the U.S. Borrower in such amount as shall be necessary to cure such Default (but in no event shall such amount exceed $5,000,000 in the aggregate for any such Measurement Period), it being understood that, (i) for purposes of calculating the applicable financial covenants, the amount of such cash equity contribution shall be added, on a dollar-for-dollar basis, to EBITDA for such Measurement Period, and (ii) for purposes of this proviso only, if such cash equity contribution is timely made, a Default shall be deemed to have been cured as if the U.S. Borrower would have been in compliance with Section 5.04 assuming that such cash equity contribution by the Investor Group to the U.S. Borrower was made on the last day of the applicable Measurement Period and the U.S. Borrower used such amount to prepay Advances.

ARTICLE VI

GUARANTY

SECTION 6.01.  Guaranty.  The U.S. Borrower hereby unconditionally and irrevocably guarantees (the provisions set forth in this Article VI being the “Guaranty”) the punctual payment when due, whether at scheduled maturity or at a date fixed for prepayment or by acceleration, demand or otherwise, of all of the Obligations of the Canadian Borrower now or hereafter existing under or in respect of the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, interest, fees, indemnification payments, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or any of the other Lender Parties in enforcing any rights under this Guaranty.  Without limiting the generality of the foregoing, the liability of the U.S. Borrower shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Canadian Borrower under or in respect of the Loan Documents but for the fact that such Guaranteed Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Canadian Borrower.

SECTION 6.02.Guaranty Absolute.  (a)  The U.S. Borrower guarantees that all of the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any Requirements of Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any of the other Lender Parties with respect thereto.  The Obligations of the U.S. Borrower under this Guaranty are independent of the Guaranteed Obligations or any other Obligations of the Canadian Borrower under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against the U.S. Borrower to enforce this Guaranty, irrespective of whether any action is brought against the Canadian Borrower or whether the Canadian Borrower is joined in any such action or actions.  The liability of the U.S. Borrower under this Guaranty shall be absolute, unconditional and irrevocable irrespective of, and the U.S. Borrower hereby irrevocably waives any defenses it may now have or may hereafter acquire in any way relating to, any and all of the following:

(i)                                     any lack of validity or enforceability of any of the Loan Documents or any other agreement or instrument relating thereto;

(ii)                                  any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of the Canadian Borrower under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any of the Loan Documents (including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Canadian Borrower or any of its Subsidiaries or otherwise);

(iii)                               any taking, exchange, release or nonperfection of any of the Collateral, or any taking, release or amendment or waiver of, or consent to departure from, the Subsidiaries Guaranty or any other guarantee, for all or any of the Guaranteed Obligations;

(iv)                              any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other Obligations of the Canadian Borrower under or in respect of the Loan Documents, or any other property and assets of the Canadian Borrower or any of its Subsidiaries;

(v)                                 any change, restructuring or termination of the legal structure or existence of the Canadian Borrower or any of its Subsidiaries;

(vi)                              any failure of any of the Lender Parties to disclose to the Canadian Borrower any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Canadian Borrower now or hereafter known to such Lender Party;

(vii)                           the failure of any other Person to execute the Subsidiaries Guaranty or any other guarantee or agreement or the release or reduction of liability of the Canadian Borrower or any other guarantor or surety with respect to the Guaranteed Obligations; or

(viii)                        any other circumstance (including, without limitation, any statute of limitations or any existence of or reliance on any representation by the Administrative Agent or any of the other Lender Parties) that might otherwise constitute a defense available to, or a discharge of, the U.S. Borrower or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any of the other Lender Parties or by any other Person upon the insolvency, bankruptcy or reorganization of the Canadian Borrower or otherwise, all as though such payment had not been made, and the U.S. Borrower hereby unconditionally and irrevocably agrees that it will indemnify the Administrative Agent and each of the other Lender Parties, upon demand, for all of the costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or such other Lender Party in connection with any such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, a fraudulent transfer or a similar payment under any bankruptcy, insolvency or similar Requirements of Law.

(b)           The U.S. Borrower hereby further agrees that, as between the U.S. Borrower, on the one hand, and the Administrative Agent and the Lender Parties, on the other hand, (i) the Guaranteed Obligations of the Canadian Borrower may be declared to be forthwith due and payable as provided in Section 7.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 7.01) for purposes of this Guaranty, notwithstanding any stay, injunction or other prohibition preventing such declaration in respect of such Guaranteed Obligations (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations (or such Guaranteed Obligations being deemed to have become automatically due and payable) as provided in Section 7.01, such Guaranteed Obligations (whether or not due and payable by the Canadian Borrower) shall forthwith become due and payable by the U.S. Borrower for all purposes of this Guaranty.

SECTION 6.03.  Waivers and Acknowledgments.  (a)  The U.S. Borrower hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, protest, dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty, and any requirement that the Administrative Agent or any of the other Lender Parties protect, secure, perfect or insure any Lien or any property or assets subject thereto or exhaust any right or take any action against the Canadian Borrower or any other Person or any of the Collateral.

(b)           The U.S. Borrower hereby waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or the other Lender Parties which in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the U.S. Borrower or any other rights of the U.S. Borrower to proceed against the Canadian Borrower, any other guarantor or any other Person or any of the Collateral, and (ii) any defense based on any right of setoff or counterclaim against or in respect of the Obligations of the U.S. Borrower under this Guaranty.

(c)           The U.S. Borrower hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any of the other Lender Parties to disclose to the U.S. Borrower any fact or other matter relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Canadian Borrower or any of its Subsidiaries or the property and assets thereof now or hereafter known by the Administrative Agent or such other Lender Party.

(d)           The U.S. Borrower hereby unconditionally waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(e)           The U.S. Borrower hereby acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 6.02 and in this Section 6.03 are knowingly made in contemplation of such benefits.

SECTION 6.04.  Subrogation.  The U.S. Borrower hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or may hereafter acquire against the Canadian Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Obligations of the U.S. Borrower under this Guaranty or any of the other Loan Documents, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any of the other Lender Parties against the Canadian Borrower or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute, common law or any other Requirements of Law, including, without limitation, the right to take or receive from such other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until such time as all of the Guaranteed Obligations and all of the other amounts payable under this Guaranty shall have been paid in full in cash.  If any amount shall be paid to the U.S. Borrower in violation of the immediately preceding sentence at any time prior to the latest of the payment in full in cash of all of the Guaranteed Obligations and all of the other amounts payable under this Guaranty, such amount shall be received and held in trust for the benefit of the Administrative Agent and the other Lender Parties, shall be segregated from the other property and funds of the U.S. Borrower and shall be delivered forthwith to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and the other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any of the Guaranteed Obligations or any of the other amounts payable under this Guaranty thereafter arising.  If (a) the U.S. Borrower shall pay to the Administrative Agent all or any part of the Guaranteed Obligations and (b) all of the Guaranteed Obligations and all of the other amounts payable under this Guaranty shall have been paid in full in cash, the Administrative Agent and the other Lender Parties will, at the U.S. Borrower’s request and expense, execute and deliver to the U.S. Borrower appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer of subrogation to the U.S. Borrower of an interest in the Guaranteed Obligations resulting from the payment made by the U.S. Borrower under this Guaranty.

SECTION 6.05.  Continuing Guaranty; Assignments.  This Guaranty is a continuing guarantee and shall (a) remain in full force and effect until the payment in full in cash of all of the Guaranteed Obligations and all of the other amounts payable under this Guaranty, (b) be binding upon the U.S. Borrower and its successors and assigns and (c) inure to the benefit of, and be enforceable by, the Administrative Agent and the other Lender Parties and their respective successors, transferees and assigns.  Without limiting the generality of clause (c) of the immediately preceding sentence, any of the Lender Parties may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender under this Article VI or otherwise, in each case as provided in Section 9.07.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01.  Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)           either Borrower shall (i) fail to pay any principal of any Advance owing by it when the same shall become due and payable or (ii) fail to pay any interest on any Advance owing by it, or any fees payable pursuant to Section 2.08, or any other amounts owing by it under any Loan Document, in each case within five days after the due date thereof; or

(b)           any representation or warranty made by any Loan Party in any Loan Document or any certificate delivered or required to be delivered pursuant thereto shall prove to have been untrue in any material respect on the date as of which made or deemed made; or

(c)           either Borrower shall default in the due performance or observance by it of any term, covenant or agreement required to be performed or observed by it contained in Section 5.01(j), 5.02, 5.03(a) or 5.04; or

(d)           any Loan Party shall default in the due performance or observance by it of any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the U.S. Borrower by the Administrative Agent or any Lender Party; or

(e)           any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt that is outstanding in a principal amount of at least $20,000,000 (or its equivalent in another currency) either individually or in the aggregate (but excluding Debt outstanding hereunder) of such Loan Party or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or

any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made other than in connection with a sale of assets permitted by Section 5.02(d), in each case prior to the stated maturity thereof; or

(f)            any Loan Party or any of its Subsidiaries shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g)           one or more judgments or decrees shall be entered against either Borrower or any of the Restricted Subsidiaries involving a liability of $20,000,000 or more in the aggregate for all such judgments and decrees for the Borrowers and their Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

(h)           any provision of any Loan Document after delivery thereof pursuant to the Existing Credit Agreement or Section 3.01 or 5.01(j) hereof shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

(i)            any Collateral Document after delivery thereof pursuant to the Existing Credit Agreement or Section 3.01 or 5.01(j) hereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby; or

(j)            any Change of Control shall occur; or

(k)           (i) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Internal Revenue Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); or any Loan Party or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Internal Revenue Code (including the giving of written notice thereof), (ii) there could result from any event or events set forth in clause (i) of this Section 7.01(k) the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability, and (iii) such lien, security interest or liability will or would be reasonably likely to result in a liability of any Loan Party or any ERISA Affiliate of $20,000,000 or more;

(l)            then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Appropriate Borrower, declare the obligation of each Appropriate Lender to make Advances (other than Letter of Credit Advances by the Issuing Bank or a U.S. Revolving Credit Lender pursuant to Section 2.03(c) and Swing Line Advances by a U.S. Revolving Credit Lender pursuant to Section 2.02(b)) and of the Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, (A) by notice to the Appropriate Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower and (B) by notice to each party required under the terms of any agreement in support of which a Standby Letter of Credit is issued, request that all Obligations under such agreement be declared to be due and payable; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party or any of its Restricted Subsidiaries under the Federal Bankruptcy Code, (x) the obligation of each Lender to make Advances (other than Letter of Credit Advances by the Issuing Bank or a U.S. Revolving Credit Lender pursuant to Section 2.03(c) and Swing Line Advances by a U.S. Revolving Credit Lender pursuant to Section 2.02(b)) and of the Issuing Bank to issue Letters of Credit shall automatically be terminated and (y) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

SECTION 7.02.  Application of Funds.  (a)  After the exercise of remedies provided for in Section 7.01 (or after the Advances have automatically become due and payable), any amounts received on account of Collateral or payments by any Subsidiary Guarantor pursuant to the Subsidiaries Guaranty shall be applied by the Administrative Agent in the following order:

(i)                                     First, to payment of that portion of the Obligations under the Term C Facility, the Canadian Revolving Credit Facility, the U.S Revolving Credit Facility, the Swing Line Facility and the Letter of Credit Facility constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Administrative Agent and the Lender Parties (including fees and expenses of counsel to the Administrative Agent and the Lender Parties) payable to the Administrative Agent and the Lender Parties ratably among them in proportion to the amounts described in this clause First payable to them;

(ii)                                  Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term C Advances, the Canadian Revolving Credit Advances, the U.S. Revolving Credit Advances, the Swing Line Advances and the Letter of Credit Advances, ratably among the Lender Parties in proportion to the respective amounts described in this clause Second payable to them;

(iii)                               Third, to payment of that portion of the Obligations constituting unpaid principal of the Term C Advances, the Canadian Revolving Credit Advances, the U.S. Revolving Credit Advances, the Swing Line Advances and the Letter of Credit Advances, ratably among the Lender Parties in proportion to the respective amounts described in this clause Third payable to them;

(iv)                              Fourth, to the Administrative Agent for the account of the Issuing Bank, to cash collateralize the aggregate Available LC Amount of all outstanding Letters of Credit;

(v)                                 Fifth, to the payment of that portion of the Obligations under the New Term B Facility constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Administrative Agent and the Lender Parties (including fees and expenses of counsel to the Administrative Agent and the Lender Parties) payable to the Administrative Agent and the Lender Parties ratably among them in proportion to the amounts described in this clause Fifth payable to them;

(vi)                              Sixth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the New Term B Advances, ratably among the Lender Parties in proportion to the respective amounts described in this clause Sixth payable to them;

(vii)                           Seventh, to payment of that portion of the Obligations constituting unpaid principal of the New Term B Advances, ratably among the Lender Parties in proportion to the respective amounts described in this clause Seventh payable to them;

(viii)                        Eighth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

(ix)                                Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the U.S. Borrower or as otherwise required by law.

(b)           Subject to the provisions set forth in Section 2.06 of this Agreement, any amounts received on account of the Obligations (other than on account of Collateral or payments by any Subsidiary Guarantor pursuant to the Subsidiaries Guaranty) shall be applied by the Administrative Agent in the following order:

(i)                                     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Administrative Agent and the Lender Parties (including fees and expenses of counsel to the Administrative Agent and the Lender Parties) payable to the Administrative Agent and the Lender Parties ratably among them in proportion to the amounts described in this clause First payable to them;

(ii)                                  Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Advances, ratably among the Lender Parties in proportion to the respective amounts described in this clause Second payable to them;

(iii)                               Third, to payment of that portion of the Obligations constituting unpaid principal of the Advances, ratably among the Lender Parties in proportion to the respective amounts described in this clause Third payable to them;

(iv)                              Fourth, to the Administrative Agent for the account of the Issuing Bank, to cash collateralize the aggregate Available LC Amount of all outstanding Letters of Credit;

(v)                                 Fifth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

(vi)                              Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the U.S. Borrower or as otherwise required by law.

(c)           Notwithstanding any other provision of this Section 7.02, the Canadian Borrower shall not be liable for or required to repay any Obligation of the Loan Parties under the Loan Documents other than those Obligations incurred under the Canadian Revolving Facility.

(d)           Notwithstanding any other provision of this Agreement or any other Loan Document, after the occurrence of an Event of Default and until the Obligations of the Loan Parties under the Loan Documents owed to the Term C Lenders, Canadian Revolving Credit Lenders and the U.S. Revolving Credit Lenders (the “Senior Obligations”) have been paid in full, the Administrative Agent, at the direction of the Required Term C/New Revolving Lenders and to the exclusion of the New Term B Lenders, shall have the sole and exclusive right to take all action, and to exercise any rights, with respect to the Collateral and/or the Senior Obligations, including (i) the exercise of all rights and remedies in respect of the Collateral and/or the Senior Obligations, (ii) the enforcement or forbearance from enforcement of any Lien in respect of the Collateral, (iii) the release, with or without consideration, of the Collateral from the Liens of the Collateral Documents and (iv) the acceptance of the Collateral in full or partial satisfaction of the Senior Obligations.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01.  Authorization and Action.  Each Lender Party (in its capacities as a Lender, the Swing Line Bank (if applicable), the Issuing Bank (if applicable) and a potential Hedge Bank) hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law.  The Administrative Agent agrees to give to each Lender Party prompt notice of each notice given to it by either Borrower pursuant to the terms of this Agreement.

SECTION 8.02.  Administrative Agent’s Reliance, Etc.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, the Administrative Agent:  (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 8.03.  Citicorp and Affiliates.  With respect to its Commitments, the Advances made by it and the Notes issued to it, Citicorp shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not the Administrative Agent; and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated, include Citicorp in its individual capacity.  Citicorp and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person who may do business with or own securities of any Loan Party or any such Subsidiary, all as if Citicorp were not the Administrative Agent and without any duty to account therefor to the Lender Parties.

SECTION 8.04.  Lender Party Credit Decision.  Each Lender Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 8.05.  Indemnification.  (a)  Each Lender Party severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrowers) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender Party agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrowers under Section 9.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrowers.  For purposes of this Section 8.05(a), the Lender Parties’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lender Parties, (ii) their respective Pro Rata Shares of the aggregate Available LC Amount of all Letters of Credit outstanding at such time, (iii) the aggregate unused portions of their respective New Term B Commitments and Term C Commitments at such time and (iv) their respective Unused Canadian Revolving Credit Commitments and Unused U.S. Revolving Credit Commitments at such time; provided that the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to the Issuing Bank shall be considered to be owed to the U.S. Revolving Credit Lenders ratably in accordance with their respective U.S. Revolving Credit Commitments.  In the event that any Defaulted Advance shall be owing by any Defaulting Lender at any time, such Lender Party’s Commitment with respect to the Facility under which such Defaulted Advance was required to have been made shall be considered to be unused for purposes of this Section 8.05(a) to the extent of the amount of such Defaulted Advance.  The failure of any Lender Party to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by the Lender Party to the Administrative Agent as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse the Administrative Agent for such other Lender Party’s ratable share of such amount.  Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 8.05(a) shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

(b)           Each U.S. Revolving Credit Lender severally agrees to indemnify the Issuing Bank (to the extent not promptly reimbursed by the Borrowers) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Bank’s gross negligence or willful misconduct.  Without limitation of the foregoing, each such Lender Party agrees to reimburse the Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrowers under Section 9.04, to the extent that the Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrowers.  For purposes of this Section 8.05(b), the Lender Parties’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lender Parties, (ii) their respective Pro Rata Shares of the aggregate Available LC Amount of all Letters of Credit outstanding at such time, (iii) the aggregate unused portions of their respective New Term B Commitments and Term C Commitments at such time plus (iv) their respective Unused U.S. Revolving Credit Commitments and Unused Canadian Revolving Credit Commitments at such time; provided that the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to the Issuing Bank shall be considered to be owed to the U.S. Revolving Credit Lenders ratably in accordance with their respective U.S. Revolving Credit Commitments.  In the event that any Defaulted Advance shall be owing by any Defaulting Lender at any time, such Lender Party’s Commitment with respect to the Facility under which such Defaulted Advance was required to have been made shall be considered to be unused for purposes of this Section 8.05(b) to the extent of the amount of such Defaulted Advance.  The failure of any Lender Party to reimburse the Issuing Bank promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to the Issuing Bank as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse the Issuing Bank for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse the Issuing Bank for such other Lender Party’s ratable share of such amount.  Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section

8.05(b) shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 8.06.  Successor Administrative Agents.  The Administrative Agent may resign as to any or all of the Facilities at any time by giving written notice thereof to the Lender Parties and the Borrowers and may be removed as to all of the Facilities at any time with or without cause by the Majority Lenders.  Upon any such resignation or removal, the Majority Lenders shall, with the consent of the U.S. Borrower (such consent not to be unreasonably withheld or delayed) have the right to appoint a successor Administrative Agent as to such of the Facilities as to which the Administrative Agent has resigned or been removed.  If no successor Administrative Agent shall have been so appointed by the Majority Lenders and consented to by the U.S. Borrower, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lender Parties and with the consent of the U.S. Borrower (such consent not to be unreasonably withheld or delayed) appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent as to all of the Facilities and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Majority Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent as to less than all of the Facilities and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Majority Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent as to such Facilities, other than with respect to funds transfers and other similar aspects of the administration of Borrowings under such Facilities, issuances of Letters of Credit (notwithstanding any resignation as Administrative Agent with respect to the Letter of Credit Facility) and payments by the Borrowers in respect of such Facilities, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement as to such Facilities, other than as aforesaid.  After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent as to all of the Facilities, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent as to any Facilities under this Agreement.

SECTION 8.07.  Lead Arrangers, Syndication Agent and Documentation Agent.  The Lead Arrangers, the Syndication Agent and the Documentation Agent shall have no duties or obligations under this Agreement or the other Loan Documents in their respective capacities as Lead Arranger, Syndication Agent and Documentation Agent, as the case may be.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.  Amendments, Etc.  (a)   No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by either Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders (other than any Lender that is, at such time, a Defaulting Lender), do any of the following at any time:  (i) waive any of the conditions specified in Section 3.01 or, on the occasion of each Borrowing (including the Initial Extension of Credit), Section 3.02; (ii) change the number of Lenders or the percentage of (x) the Commitments, (y) the aggregate unpaid principal amount of the Advances or (z) the aggregate Available LC Amount of outstanding Letters of Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder; (iii) amend this Section 9.01; (iv) release the U.S. Borrower from its guaranty obligations or reduce or limit the obligations of the U.S. Borrower under Section 6.01 of the Guaranty; or (v) otherwise limit either Borrower’s liability with respect to the Obligations owing to the Administrative Agent and the Lender Parties under any of the Loan Documents, (B) no amendment, waiver or consent shall, unless in writing and signed by the Majority Lenders and by each affected Lender, (i) increase the Commitments of such Lender or subject such Lender to any additional obligations, (ii) reduce the principal of, or interest (other than a waiver of increased interest following Default pursuant to Section 2.07(b)) on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender or (iii) postpone any date fixed for any payment of interest on the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender or the final maturity date of any Facility and (C) no amendment, waiver or consent shall, unless in writing and signed by the Majority Lenders, waive, reduce, postpone or change the order of application of, or right to decline to receive, any repayment or prepayment of principal required to be paid pursuant Sections 2.04 or 2.06; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank or the Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Bank or of the Issuing Bank, as the case may be, under this Agreement; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement.

(b)           Notwithstanding anything to the contrary contained in Section 9.01(a), if any circumstances to which Section 7.02(d) applies shall arise, the provisions of such Section 7.02(d) (and not those of Section 9.01(a)) shall apply to such circumstances.

SECTION 9.02.  Notices, Etc.  (a)  All notices and other communications provided for hereunder shall be either (x) in writing (including telegraphic or telecopy communication) and mailed, telegraphed, telecopied or delivered or (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), in an electronic medium and delivered as set forth in Section 9.02(b), if to the U.S. Borrower, to its address at P.O. Box 15600, 7140 Office Circle, Evansville, IN 47716, Attn:  Office of General Counsel, with a copy to KKR at 2800 Sand Hill Road, Suite 200, Menlo Park, CA  94205, Attn:  Fred Goltz; if to the Canadian Borrower, addressed to it c/o the U.S. Borrower at the U.S. Borrower’s address; if to any Initial Lender or the Initial Issuing Bank, to its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender Party, to its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender Party; and if to the Administrative Agent, to its address at Two Penns Way, New Castle, Delaware 19720, Attention:  Bank Loan Syndications Department, with a copy to 388 Greenwich Street, New York, New York 10013, Attention:  Mark Floyd; or, as to either Borrower or the Administrative Agent, to such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the U.S. Borrower and the Administrative Agent pursuant to this Section 9.02; provided that materials required to be delivered pursuant to Sections 5.03(b), (c) and (i) shall be delivered to the Administrative Agent as specified in Section 9.02(b) or as otherwise specified to the U.S. Borrower by the Administrative Agent.  All such notices and communications shall, when mailed, telegraphed, telecopied or e-mailed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or confirmed by e-mail, respectively, except that notices and communications to the Administrative Agent pursuant to Sections 2.02, 2.03, 2.05, 2.06(a) and (c) and 2.09(a) and with respect to selected Interest Periods in respect of Eurodollar Rate Advances shall not be effective until received by the Administrative Agent.  Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b)           So long as Citicorp is the Administrative Agent, materials required to be delivered pursuant to Sections 5.03(b), (c) and (i) shall be delivered to the Administrative Agent in an electronic medium in a format acceptable to the Administrative Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com.  Each Borrower agrees that the Administrative Agent may make such materials, as well as any other written information, documents, instruments and other material relating to such Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on “e-Disclosure” (the “Platform”), the Administrative Agent’s internet delivery system that is part of Fixed Income Direct, Global Fixed Income’s primary web portal.  Although the primary web portal is secured with a dual firewall and a User ID/Password Authorization System and the Platform is secured through a single user per deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, each Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

(c)           Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that, if requested by any Lender, the Administrative Agent shall deliver a copy of the Communications to such Lender by e-mail or telecopier.  Each Lender agrees (i) to notify the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

SECTION 9.03.  No Waiver; Remedies.  No failure on the part of any Lender Party or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04.  Costs, Expenses.  (a)  Each Borrower agrees to pay on demand (i) all costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for the Administrative Agent with respect thereto, with respect to advising the Administrative Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of the Administrative Agent and the Lender Parties in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender Party with respect thereto).

(b)           Each Borrower agrees to indemnify and hold harmless the Administrative Agent, each Lender Party and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, any real property owned by, leased by or leased to any Loan Party, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition by the Investor Group or any of their Subsidiaries or Affiliates of all or any portion of the stock or substantially all the assets of such Borrower or any of its Subsidiaries or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent, in each case, such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

(c)           If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by either Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i) or 2.10(c), acceleration of the maturity of the Notes pursuant to Section 7.01 or for any other reason, such Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

(d)           If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.

(e)           Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrowers contained in Sections 2.10 and 2.12 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 9.05.  Right of Set-off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 7.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 7.01, each Lender Party and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender Party or such Affiliate to or for the credit or the account of either Borrower against any and all of the Obligations of such Borrower now or hereafter existing under this Agreement and the Note or Notes (if any) held by such Lender Party, irrespective of whether such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured.  Each Lender Party agrees promptly to notify such Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender Party and its respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender Party and its respective Affiliates may have.

SECTION 9.06.  Binding Effect.  This Agreement shall become effective when it shall have been executed by each Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Initial Lender and the Initial Issuing Bank that such Initial Lender (other than the Term C Lenders) and the Initial Issuing Bank has executed it and thereafter shall be binding upon and inure to the benefit of each Borrower, the Administrative Agent and each Lender Party and their respective successors and assigns, except that neither Borrower shall have the right to assign its rights or Obligations hereunder or any interest herein without the prior written consent of the Lender Parties.

SECTION 9.07.  Assignments and Participations.  (a)  Each Lender may, with the consent of the Administrative Agent, and, so long as no Event of Default has occurred and is continuing, with the consent of the Appropriate Borrower (in each case, such consent not to be unreasonably withheld), assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that no consent by either Borrower or the Administrative Agent shall be required for an assignment to any Person who is an Affiliate or a Related Fund of such Lender, and provided further that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of one or more Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or a Related Fund of any Lender or an assignment which will result in a group of Lenders which are managed by the same Person holding a Commitment or an Advance (as the case may be) of not less than $1,000,000 or an assignment of all of a Lender’s rights and obligations under this Agreement or all of a Lender’s rights and obligations with respect to its New Term B Commitment, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 (or integral multiples of $200,000 in excess thereof), (iii) each such assignment shall be to an Eligible Assignee, and (vi) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and, other than in the case of an assignment to an Affiliate of such Lender, a processing and recordation fee of $3,500.

(b)           Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (y) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto).

(c)           By executing and delivering an Assignment and Acceptance, the Lender Party assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of either Borrower or any other Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be.

(d)           The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Borrowers, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Lender Parties shall treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrowers or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Appropriate Borrower.  In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Appropriate Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under a Facility pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder under such Facility, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder.  Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1, A-2, A-3 or A-4 hereto, as the case may be.

(f)            The Issuing Bank may, with the consent of the Administrative Agent, and, so long as no Event of Default shall have occurred and be continuing, with the consent of the U.S. Borrower (such consent not to be unreasonably withheld), assign to an Eligible Assignee all of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.

(g)           Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender Party’s rights and obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Administrative Agent and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement, (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest (other than increased interest following Default pursuant to Section 2.07(b)) on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any Termination Date, or date fixed for payment of interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release the U.S. Borrower from its Obligations under Article VI hereof, and (vi) neither Borrower shall be subject to any increased liability to any Lender Party pursuant to this Agreement by virtue of such participation.

(h)           Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrowers furnished to such Lender Party by or on behalf of the Borrowers; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party.

(i)            Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(j)            Notwithstanding anything to the contrary contained herein, any Lender that is a fund that invests in bank loans may create a security interest in all or any portion of the Advances owing to it and the Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such fund as security for such obligations or securities, provided that, unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

SECTION 9.08.  Replacements of Lenders Under Certain Circumstances.  The U.S. Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10 or 2.12, (b) is affected in the manner described in Section 2.10(c) and as a result thereof any of the actions described in such Section is required to be taken or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Appropriate Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.10, 2.11 or 2.12, as the case may be) owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.07 (provided that such Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that either Borrower, the Administrative Agent or any other Lender Party shall have against the replaced Lender.

SECTION 9.09.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.10.  No Liability of the Issuing Bank.  The U.S. Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for:  (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the U.S. Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the U.S. Borrower, to the extent of any direct, but not consequential, damages suffered by the U.S. Borrower that the U.S. Borrower proves were caused by (i) the  Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) the Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit.  In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 9.11.  Confidentiality.  (a)  The Administrative Agent and each Lender shall hold all non-public information furnished by or on behalf of either Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent pursuant to the requirements of this Agreement (“Confidential Information”), in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices.  Neither the Administrative Agent nor any Lender Party shall disclose any Confidential Information to any Person without the consent of the Borrowers, other than (a) to the Administrative Agent’s or such Lender Party’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process and (c) as requested or required by any state, federal or foreign authority or examiner regulating such Lender Party or the Administrative Agent.

(b)                                 Each of the Borrowers, the Administrative Agent, CGMI and each Lender Party (and each of their respective officers, directors, employees, accountants, attorneys and other advisors, agents and representatives) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated by this Agreement or any other Loan Document and all materials of any kind (including opinions and other tax analyses) that are provided to any of them  relating to such U.S. tax treatment and U.S. tax structure.

SECTION 9.12.  Release of Collateral.  (a)  Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents, the Administrative Agent will, at the U.S. Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents.

(b)           Upon the sale, lease, transfer or other disposition of all of the capital stock of any Loan Party that is Subsidiary Guarantor in accordance with the terms of the Loan Documents, the Administrative Agent will, at the U.S. Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence its release as a Subsidiary Guarantor from its Obligations under the Subsidiary Guaranty in accordance with the terms of the Loan Documents.

SECTION 9.13.  Jurisdiction, Etc.  (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court.  Each Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Borrower at its address specified in Section 9.02 and agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b)           Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.14.  Judgment.  (a)  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under any of the other Loan Documents in U.S. dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase U.S. dollars with such other currency at Citibank on the Business Day preceding that on which final judgment is given.

(b)           The obligation of each Borrower in respect of any sum due from it to any Lender Party or the Administrative Agent hereunder or under any of the other Loan Documents held by such Lender Party shall, notwithstanding any judgment in a currency other than U.S. dollars, be discharged only to the extent that on the Business Day of receipt by such Lender Party or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender Party or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase U.S. dollars with such other currency; if the U.S. dollars so purchased are less than the sum originally due by such Borrower to such Lender Party or the Administrative Agent (as the case may be) in U.S. dollars, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender Party or the Administrative Agent (as the case may be) against such loss, and if the U.S. dollars so purchased exceed the sum originally due by such Borrower to any Lender Party or the Administrative Agent (as the case may be) in U.S. dollars, such Lender Party or the Administrative Agent (as the case may be) agrees to remit to such Borrower such excess.

SECTION 9.15.  Reference to and Effect on the Loan Documents.  Each Borrower hereby confirms and agrees that each of the New Term B Notes, Term C Notes, the Canadian Revolving Credit Notes and the U.S. Revolving Credit Notes, to the extent each is outstanding as of the date hereof, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that, upon the effectiveness of this Agreement and on and after the date hereof, each reference in such Notes to the “Credit Agreement”, “thereunder”, “thereof”, “therein” or words of like import referring to the Existing Credit Agreement shall mean and be a reference to this Agreement.

SECTION 9.16.  Governing Law.  This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York, United States.

SECTION 9.17.  Waiver of Jury Trial.  Each of the Borrowers, the Administrative Agent and the Lender Parties irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of the Administrative Agent or any Lender Party in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ACCURIDE CORPORATION

By	/s/ Terrence J. Keating
Name: Terrence J. Keating
Title: President and CEO

ACCURIDE CANADA INC.

By	/s/ Terrence J. Keating
Name: Terrence J. Keating
Title: President

CITICORP USA, INC., as Administrative Agent and as Swing Line Bank

By	/s/ Stephen Sellhausen
Name: Stephen Sellhausen
Title: Vice President

CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arranger and as Joint Book-Runner

By	/s/ Stephen Sellhausen
Name: Stephen Sellhausen
Title: Managing Director

LEHMAN BROTHERS INC., as Joint Lead Arranger and as Joint Book-Runner

By	/s/ G. Andrew Keith
Name: G. Andrew Keith
Title: Senior Vice President

LEHMAN COMMERCIAL PAPER INC., as Syndication Agent

By	/s/ G. Andrew Keith
Name: G. Andrew Keith
Title: Authorized Signatory

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Documentation Agent

By	/s/ Marco Orlando
Name: Marco Orlando
Title: Director

CITIBANK N.A., as Initial Issuing Bank

By	/s/ Stephen Sellhausen
Name: Stephen Sellhausen
Title: Vice President

CITICORP USA, INC.

By	/s/ Stephen Sellhausen
Name: Stephen Sellhausen
Title: Vice President

LEHMAN COMMERCIAL PAPER INC., as Syndication Agent

By	/s/ G. Andrew Keith
Name: G. Andrew Keith
Title: Authorized Signatory

DEUTSCHE BANK TRUST COMPANY AMERICAS

By	/s/ Marco Orlando
Name: Marco Orlando
Title: Director

GE CANADA FINANCE INC.

By	/s/ Stephen B. Smith
Name: Stephen B. Smith
Title: Duly Authorized Signature

EXECUTION COPY

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 13, 2003

Among

ACCURIDE CORPORATION

and

ACCURIDE CANADA INC.,

as Borrowers

and

THE INITIAL LENDERS, INITIAL ISSUING BANK AND
SWING LINE BANK NAMED HEREIN,
as Initial Lenders, Initial Issuing Bank and Swing Line Bank

and

CITICORP USA, INC.,
as Administrative Agent

and

CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arranger and Joint Book-Runner

and

LEHMAN BROTHERS INC.,
as Joint Lead Arranger and Joint Book-Runner

and

LEHMAN COMMERCIAL PAPER INC.,
as Syndication Agent

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Documentation Agent

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SCHEDULES

Schedule I		Commitments and Applicable Lending Offices
Schedule II		Subsidiary Guarantors
Schedule 3.01(c)		Surviving Debt
Schedule 4.01(a)		Investor Group
Schedule 4.01(b)		Subsidiaries and Restricted Subsidiaries
Schedule 4.01(d)		Government and Third Party Approvals
Schedule 4.01(l)		Environmental Issues
Schedule 4.01(o)		Existing Debt
Schedule 4.01(q)		Owned Real Property
Schedule 4.01(r)		Leased Real Property
Schedule 4.01(s)		Leases of Real Property
Schedule 4.01(t)		Intellectual Property
Schedule 5.02(a)		Existing Liens
Schedule 5.02(e)		Existing Investments

EXHIBITS

Exhibit A-1	—	Intentionally Omitted
Exhibit A-2	—	Form of New Term B Note
Exhibit A-3	—	Form of U.S. Revolving Credit Note
Exhibit A-4	—	Form of Term C Note
Exhibit A-5	—	Form of Canadian Revolving Credit Note
Exhibit B	—	Form of Notice of Borrowing
Exhibit C	—	Form of Assignment and Acceptance
Exhibit D	—	Form of Opinion of Borrowers’ Counsel
Exhibit E	—	Form of Opinion of Borrowers’ General Counsel
Exhibit F	—	Form of Opinion of Canadian Borrower’s Canadian Counsel
Exhibit G	—	Form of Solvency Certificate
Exhibit H	—	Form of Mexican Pledge Agreement
Exhibit I	—	Form of Opinion of Borrowers’ Mexican counsel

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